Exhibit 2.1

EXCHANGE AGREEMENT

by and among

BERKSHIRE HATHAWAY INC.

NATIONAL INDEMNITY COMPANY

NATIONAL FIRE & MARINE INSURANCE COMPANY

BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY

GRAHAM HOLDINGS COMPANY

and

MIAMI STATION SPLIT CO.

___________________________________

As of April 10, 2014

___________________________________

TABLE OF CONTENTS

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.	Mutual Conditions	42
SECTION 8.02.	Conditions to the Berkshire Parties’ Obligations	42
SECTION 8.03.	Conditions to Graham’s Obligations	43
SECTION 8.04.	Frustration of Closing Conditions	44

ii

Exhibits and Schedules:

Exhibit A                       Restrictive Covenant Agreement
Exhibit B                       Transition Services Agreement

Schedule 1                       Preliminary Transactions; Parallel Exchange

iii

This EXCHANGE AGREEMENT, dated as of April 10, 2014 (this “Agreement”), is entered into by and among BERKSHIRE HATHAWAY INC., a Delaware corporation (“Berkshire Hathaway”), NATIONAL INDEMNITY COMPANY, a Nebraska corporation (“NICO”), NATIONAL FIRE & MARINE INSURANCE COMPANY, a Nebraska corporation (“NFMIC”), BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY (f/k/a CORNHUSKER CASUALTY COMPANY), a Nebraska corporation (“Homestate”), GRAHAM HOLDINGS COMPANY, a Delaware corporation (“Graham”), and MIAMI STATION SPLIT CO., a Delaware corporation and an indirect wholly owned subsidiary of Graham (the “Company”).

W I T N E S S E T H:

WHEREAS, immediately prior to the Closing, Graham will complete the Reorganization, following which the Company will hold (i) the Station, (ii) the Contributed BH Shares, (iii) the Specified Cash Amount (as such amount may be reduced pursuant to Section 2.01(b)) and (iv) cash equal to the Cash Make-Up Amount, if any (the assets described in clauses (i) through (iv), collectively, the “Graham Assets”);

WHEREAS, upon the terms and conditions set forth in this Agreement, (i) Graham desires to exchange the Company Shares, representing all the capital stock of the Company, for the Specified G Shares, and (ii) the Berkshire Parties desire to exchange the Specified G Shares for the Company Shares; and

WHEREAS, the parties hereto intend (i) the Exchange to qualify for the Berkshire Intended Tax Treatment and (ii) each step of the Reorganization and the Exchange to qualify for the Graham Intended Tax Treatment.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

SECTION 1.01. Certain Definitions.

As used in this Agreement and the Disclosure Schedules hereto, the following terms have the respective meanings set forth below.

“Actionable Breach” means, with respect to any party, (a) the refusal to consummate the Exchange despite the fact that all of the conditions to such party’s obligation to consummate the Exchange set forth in Article VIII of this Agreement have been satisfied or properly waived and not withdrawn, or (b) such party’s or any of its

Subsidiaries’ act (including a misrepresentation), or failure to take a required action, with the knowledge or intent (or with the reckless disregard for the fact) that such act or failure to take a required action (i) breached any Transaction Agreement, including the Tax Representation Letter of Graham (if such party is Graham) or the Tax Representation Letter of the Berkshire Parties (if such parties are the Berkshire Parties) and (ii) caused a condition to Closing not to be satisfied or to become incapable of fulfillment by the Termination Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of the foregoing, (i) the Company will be treated as an Affiliate of Graham until the Closing is completed and as an Affiliate of Berkshire Hathaway after the Closing is completed and (ii) for all periods on and prior to the Closing Date, neither Graham nor Berkshire Hathaway will be treated as an Affiliate of the other.

“Berkshire Intended Tax Treatment” has the meaning assigned to such term in the Tax Matters Agreement.

“Berkshire Parties” means Berkshire Hathaway, NICO, NFMIC and Homestate.

“Berkshire Securityholders” means NICO, NFMIC and Homestate.

“BH Class A Shares” means, as applicable, either (a) the shares, par value $5.00 per share, of Berkshire Hathaway Class A common stock owned by Graham on the date of this Agreement or (b) all consideration that each such share of common stock, in one or more transactions, is converted, exchanged or otherwise transformed into if, following the date of this Agreement and prior to the Closing, Graham receives such consideration, in one or more transactions, for such share pursuant to a subdivision, share split, consolidation, share dividend, combination, reclassification, merger, exchange offer or other transaction to which Berkshire Hathaway is a party that results in the conversion, exchange or other transformation of such share into such consideration.

“BH Class B Shares” means, as applicable, either (a) the shares, par value $0.0033 per share, of Berkshire Hathaway Class B common stock owned by Graham on the date of this Agreement or (b) all consideration that each such share of common stock, in one or more transactions, is converted, exchanged or otherwise transformed into if, following the date of this Agreement and prior to the Closing, Graham receives such consideration, in one or more transactions, for such share pursuant to a subdivision, share split, consolidation, share dividend, combination, reclassification, merger, exchange offer or other transaction to which Berkshire Hathaway is a party that results in the conversion, exchange or other transformation of such share into such consideration.

“BH Share Priority” means, collectively, (a) the maximum whole number of BH Class A Shares that can be contributed to the Company in accordance with the definition of Contributed BH Shares without regard to any contribution of BH Class B Shares and (b) the maximum whole number of BH Class B Shares that, together with the number of BH Class A Shares determined in accordance with clause (a), can be contributed to the Company in accordance with the definition of Contributed BH Shares.

“BH Shares” means, collectively, the BH Class A Shares and the BH Class B Shares.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to be closed.

“Cash Make-Up Amount” means the excess, if any, of (x) $400,282,183 minus (y) the Contributed BH Share Value; provided that the Cash Make-Up Amount shall not exceed the amount of cash that both Graham and Berkshire Hathaway in their respective reasonable good faith judgment after consultation with Cravath and Munger, respectively, determine that Graham can contribute to the Company without creating a material risk that the Exchange will not qualify for the Berkshire Intended Tax Treatment or the Graham Intended Tax Treatment on account of Section 355(g) of the Code; provided further that the Cash Make-Up Amount shall not be increased in lieu of contributing the BH Shares to the Company.

“Closing Price” means the last reported sale price per share of Berkshire Hathaway Class A common stock or Berkshire Hathaway Class B common stock, as applicable, on the NYSE on a given date.

“Code” has the meaning assigned to such term in the Tax Matters Agreement.

“Communications Act” means the United States (i) Communications Act of 1934, as amended, (ii) Telecommunications Act of 1996, and (iii) Children’s Television Act of 1990.

“Communications Laws” means the FCC Rules and the Communications Act.

“Company Benefit Plan” means (a) any Employee Benefit Plan that is, or at or prior to the Closing will be, sponsored by the Company or (b) any employment agreement that is, or at or prior to the Closing will be, entered into between the Company, on the one hand, and a Company Employee, on the other hand.

“Company Employee” means each employee who, as of the Closing, is actively employed by the Company.  For the avoidance of doubt, (i) any such employee who is on short-term disability leave or other leave of absence from which such employee is permitted to return to active employment (but not long-term disability leave) as of the relevant time shall be considered a Company Employee for purposes of this Agreement and (ii) no individual other than any individual who, as of the date of this Agreement and as of the Closing, is currently employed as a Station Employee or any individual hired as a Station Employee following the date of this Agreement in accordance with Section 6.01(b)(vi) shall be considered a Company Employee for purposes of this Agreement.

“Company Employment Agreements” means the employment agreements between Company Employees and Post-Newsweek Stations, Florida, Inc. listed on Section 4.12 of the Graham Disclosure Schedule.

“Contributed BH Share Value” means the value of the Contributed BH Shares (based on the Closing Prices thereof on the Closing Date).

“Contributed BH Shares” means the BH Class A Shares and BH Class B Shares consisting of the lowest of (a) 2,214 BH Class A Shares and 424,250 BH Class B Shares, (b) a number of BH Shares having a value (based on the Closing Prices of the BH Class A Shares and the BH Class B Shares on the Closing Date) of $400,282,183 and (c) the maximum number of BH Shares that both of Graham and Berkshire Hathaway, in their respective reasonable good faith judgment after consultation with Cravath and Munger, respectively, determine that Graham can contribute to the Company without creating a material risk that the Exchange will not qualify for the Berkshire Intended Tax Treatment or the Graham Intended Tax Treatment on account of Section 355(g) of the Code; provided that, if the number of Contributed BH Shares is determined by reference to clause (b) or clause (c) and, as a result, fewer BH Shares are contributed to the Company than are provided for in clause (a), the BH Shares to be so contributed shall be determined in accordance with the BH Share Priority.

“Controlled Group Liability” means any liability (i) under Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code.

“Disclosure Schedule” means the Graham Disclosure Schedule or the Berkshire Disclosure Schedule, as the context requires.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other compensation or employee benefit plan, program or arrangement, other than any such plan, program or arrangement that is mandated by applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” means all Liabilities described in clauses (w), (y) and (z) of the proviso to the definition of “Station” and all Liabilities reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b), as revised, if applicable, by the Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(c) or the final Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(f).

“FCC” means the United States Federal Communications Commission and any successor agency.

“FCC Consent” means the grant by the FCC of its consent to the consummation of the Transactions as contemplated by the FCC Application.

“FCC License” means any FCC license, permit or other authorization issued by the FCC, including any renewals thereof or any transferable pending application therefor.

“FCC Rules” means the rules, regulations and published policies of the FCC.

“G Share” means, as applicable, either (x) a common share, par value $1.00 per share, of Graham Class B common stock owned by a Berkshire Securityholder on the date of this Agreement, or (y) all consideration that such common share, in one or more transactions, is converted, exchanged or otherwise transformed into if, following the date of this Agreement and prior to the Closing, a Berkshire Securityholder receives such consideration, in one or more transactions, for such common share pursuant to a subdivision, share split, consolidation, share dividend, combination, reclassification, merger, exchange offer or other transaction to which Graham is a party that results in the conversion, exchange or other transformation of such common share into such consideration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any supranational, national, U.S. federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Graham Benefit Plan” means any Employee Benefit Plan that is sponsored by Graham or one of its Subsidiaries for the benefit of any Station Employee or any employment agreement between Graham or one of its Subsidiaries, on the one hand, and a Station Employee, on the other hand, other than any Company Benefit Plan.

“Graham Intended Tax Treatment” has the meaning assigned to such term in the Tax Matters Agreement.

“Graphics License” means a perpetual, worldwide, royalty free, nonexclusive license (not transferable, other than to Affiliates of Berkshire Hathaway who may own the Company) to all graphics used by the WPLG Business during the twelve (12)

months prior to the Closing and that are not included in the assets of the Station, granted by Graham and its applicable Subsidiaries to the Company, to be entered into in a form mutually agreeable to the parties and to be effective as of the Closing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” (i) of Graham means the actual knowledge of the Persons listed on Section 1.01(A)(i) of the Graham Disclosure Schedule, and (ii) of the Station Subsidiary means the actual knowledge of the Persons listed on Section 1.01(A)(ii) of the Graham Disclosure Schedule.

“Law” means any statute, law, ordinance, rule, administrative ruling, regulation, registration, permit, order, license, decree or judgment, including any of the foregoing as they relate to Tax.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

“Liabilities” means any and all debts, liabilities, commitments and obligations of every kind, nature, character and description whatsoever, whenever arising, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, asserted or unasserted, due or to become due, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement that grants to any Person any security interest, or any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation, preemptive right or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, pledge, sell or otherwise dispose of any security, but excluding any such restrictions, limitations and other encumbrances for Taxes not yet due and payable.

“Market” means, with respect to the Station, the “Designated Market Area,” as determined by The Nielson Company, of such Station.

“Miami Tower” means Miami Tower LLC, a Florida limited liability company.

“MVPD” means any multi-channel video programming distributor, including cable systems, satellite master antenna television systems, telephone companies and direct broadcast satellite systems.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restrictive Covenant Agreement” means that certain restrictive covenant agreement substantially in the form attached hereto as Exhibit A, to be dated as of the Closing Date and effective as of immediately following the Closing, and to be entered into by and between the Company, on the one hand, and Graham, on the other hand.

“Retained Shares” means the sum of (a) the quotient of (i) the Value Shortfall, divided by (ii) the sum of (A) the product of 0.65 multiplied by the VWAP of a G Share on the Closing Date, plus (B) $2.15, plus (b) the quotient of (i) $1,000,000, divided by (ii) the VWAP of a G Share on the Closing Date.

“Specified Cash Amount” means $327,717,817.

“Specified G Shares” means the Specified Number of G Shares, minus (i) a number of shares equal to the Retained Shares and (ii) the number of G Shares, if any, to be retained by the Berkshire Securityholders pursuant to Section 2.01(b).

“Specified Number of G Shares” means 1,726,212 G Shares.

“Specified Station Value” means the minimum valuation of the Station (as of Closing) as determined by the third-party service provider retained by Graham to value the Station for purposes of the Transactions.

“Station” means WPLG, Miami, Florida, the business thereof, and the assets and Liabilities primarily related to, or primarily associated with, WPLG (except, in the case of assets and Liabilities, as specifically excluded in clause (a) and the proviso at the end of this definition of “Station” and, in the case of Liabilities, only those Liabilities referred to in clause (h) of this definition of “Station”), including the following, to the extent primarily related to, or primarily associated with, WPLG:

(a)           all current assets other than cash, net accounts and notes receivable, and other “investment assets” within the meaning of Section 355(g) of the Code;

(b)           all real property, whether owned or leased;

(c)           all personal property, whether owned or leased;

(d)           all contracts, including transmitter/tower leases, network affiliation agreements, retransmission consent agreements, advertisement contracts, representation agreements for the placement of advertisements, barter arrangements (whether for advertising or programming), syndication and other programming contracts, contracts for network origination or central casting services or closed caption services, contracts for market research, and contracts for sponsorships associated with web sites or mobile-based applications;

(e)   all intellectual property rights, whether owned or licensed for the benefit of the Station, including customer lists, databases, internet domain names, web addresses, web sites, mobile sites, mobile applications, trade names, trademarks, service marks and logos, and stock graphic displays (in electronic file form as used by the Station);

(f)           all licenses and permits, including the Station License and all other FCC Licenses and pending FCC Applications;

(g)           all claims, causes of action and choses in action, asserted or unasserted, against third parties for the benefit of WPLG, its business or the assets primarily related to, or primarily associated with, WPLG; and

(h)           all Liabilities not reflected on the Post-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b), as revised, if applicable, by the Post-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(c) or the final Post-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(f);

provided, however, that the assets and Liabilities of the Station shall exclude (u) all Liabilities reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet, as revised, if applicable, by the Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(c) or the final Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(f), (v) the Tower Interests, (w) all payables, receivables and other inter-company assets or Liabilities owed to the WPLG Business by Graham or any of its Subsidiaries or owed by the WPLG Business to Graham or any of its Subsidiaries, (x) all Liabilities for income Taxes, (y) all assets and Liabilities of any Graham Qualified Plan or any other Graham Benefit Plan, including any defined benefit pension plan and (z) all other Liabilities relating to Station Employees or independent contractors of WPLG retained by Graham and its Subsidiaries pursuant to the proviso in Section 6.06(f).

“Station Employee” means each current employee of Graham and its Subsidiaries who is, and each former employee of Graham and its Subsidiaries who was, in each case primarily dedicated to the Station (who, for the avoidance of doubt, shall not include the employees of Graham and its Subsidiaries primarily dedicated as of the date of this Agreement to the “Graphics Hub,” all of whom are identified on Section 1.01B of the Graham Disclosure Schedule).  For the avoidance of doubt, each Company Employee is a Station Employee.

“Station License” means the main station FCC License for full-power commercial digital television station call sign WPLG(TV), Miami, FL (Facility ID No. 53113), that is held by the Station Subsidiary as of the date of this Agreement.

“Station Subsidiary” means, prior to the transfer of the Station to the Company pursuant to the Reorganization, Post-Newsweek Stations, Florida, Inc.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests) of which is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.  For the purposes of the foregoing, the Company will be treated as a Subsidiary of Graham until the Closing is completed and as a Subsidiary of Berkshire Hathaway after the Closing is completed.

“Sunbeam Interests” means the limited liability company interests in Miami Tower held by Sunbeam Television Corporation.

“Tax” has the meaning assigned to such term in the Tax Matters Agreement.

“Tax Authority” has the meaning assigned to such term in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, dated the date of this Agreement, by and among the Berkshire Parties, Graham and the Company.

“Tax Opinions” means (a) the opinion of Cravath, Swaine & Moore LLP (“Cravath”) to be received by Graham, dated the Closing Date and to the effect that each step of the Reorganization and the Exchange should qualify for the Graham Intended Tax Treatment and (b) the opinion of Munger, Tolles & Olson LLP (“Munger”) to be received by Berkshire Hathaway, dated the Closing Date and to the effect that the Exchange should qualify for the Berkshire Intended Tax Treatment.  It is understood and agreed that the Tax Opinions shall each be based, in part, on the Tax Representation Letters.

“Tax Representation Letters” has the meaning assigned to such term in the Tax Matters Agreement.

“Tax Return” has the meaning assigned to such term in the Tax Matters Agreement.

“Termination Notice” means a notice stating that the party delivering the notice wishes to terminate the Agreement pursuant to Section 9.01 and specifically identifying and describing in detail the reason(s) that such party has a right to terminate, including a statement whether the delivering party believes such reason arose from an Actionable Breach.

“Tower Interests” means the limited liability company interests in Miami Tower held by a Subsidiary of Graham.

“Transaction Agreements” means this Agreement, the Tax Matters Agreement, the Tax Representation Letters, the Transition Services Agreement, the Restrictive Covenant Agreement, the Parallel Exchange Agreement and the Graphics License.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Reorganization and the Exchange.

“Transition Services Agreement” means that certain transition services agreement, to be dated as of the Closing Date and effective as of immediately following the Closing, and to be entered into by and between the Company, on the one hand, and Graham and/or certain of its Subsidiaries, on the other hand, in substantially the form attached hereto as Exhibit B.

“Value Shortfall” means the sum of (x) (A) $774,234,304 minus (B) the sum of the Specified Cash Amount (without giving effect to any reduction thereof pursuant to Section 2.01(b)), the Cash Make-Up Amount, if any, and the Contributed BH Share Value, plus (y) the amount, if any, by which the Specified Station Value is less than $364 million.

“VWAP” on any trading day means the per share volume-weighted average price as displayed under the heading VWAP Bloomberg on the Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably agreed by Graham and Berkshire Hathaway) page for “GHC US Equity” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day.

“Working Capital” means the current assets of the WPLG Business, less the current Liabilities of the WPLG Business, as reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b), the Pre-Adjustment Closing Date Balance Sheet pursuant to Section 2.01(c) or the final Pre-Adjustment Closing Date Balance Sheet pursuant to Section 2.01(f), as the case may be, in each case as determined in a manner consistent with Section 2.01 of the Graham Disclosure Schedule.

“WPLG Business” means the business of WPLG, Miami, Florida, as of immediately prior to the Closing (and, for the avoidance of doubt only, as existing before infusion of the Specified Cash Amount, the Cash Make-Up Amount (if any) and the Contributed BH Shares into the Company).

SECTION 1.02.  Terms Defined in Other Sections.  The following terms are defined elsewhere in this Agreement in the following Sections:

2014 Bonus	Section 6.06(o)
2014 Bonus Arrangements	Section 6.06(o)
Adjustment(s)	Section 2.01(b)
Adjustments Itemization	Section 2.01(c)
Agreement	Preamble
Berkshire 401(k) Plan	Section 6.06(g)
Berkshire Basket	Section 10.03(b)
Berkshire Disclosure Schedule	Article V
Berkshire FSA Plan	Section 6.06(b)
Berkshire Hathaway	Preamble
Berkshire Indemnified Parties	Section 10.02(a)
Berkshire Specified Representations	Section 10.01
Berkshire Welfare Plans	Section 6.06(c)
Business Financial Statements	Section 4.06
Closing	Section 2.02
Closing Date	Section 2.02

Collective Bargaining Agreement	Section 6.06(a)
Company	Preamble
Company Shares	Section 4.05(a)
Continuation Period	Section 6.06(a)
Cravath	Definition of Tax Opinions
Damages	Section 10.02(d)
Deficit	Section 2.01(d)
Dispute Accountants	Section 2.01(f)
Dispute Notice	Section 2.01(e)
DOJ	Section 6.03(c)
Enforceability Exceptions	Section 4.02
Excess	Section 2.01(d)
Excess Reimbursement	Section 6.06(h)
Exchange	Section 2.01(a)(ii)
FCC Application	Section 6.03(b)
FTC	Section 6.03(c)
Graham	Preamble
Graham 401(k) Plan	Section 6.06(g)
Graham Assets	Recitals
Graham Basket	Section 10.03(a)
Graham Disclosure Schedule	Article IV
Graham FSA Plan	Section 6.06(h)
Graham Indemnified Parties	Section 10.02(b)
Graham Information	Section 5.06(b)
Graham Post-Retirement Welfare Plans	Section 6.06(e)
Graham Qualified Plan	Section 6.06(i)
Graham Specified Representations	Section 10.01
Homestate	Preamble
Indemnification Cap	Section 10.03(c)
Indemnified Party	Section 10.02(c)
Indemnifying Party	Section 10.02(c)
Information	Section 6.04(a)
Munger	Definition of Tax Opinion
NFMIC	Preamble
NICO	Preamble
NYSE	Section 2.02
Ordinary Course of Business	Section 6.01(a)
Parallel Exchange	Schedule 1
Parallel Exchange Agreement	Schedule 1

Post-Adjustment Closing Date Balance Sheet	Section 2.01(c)
Post-Adjustment Preliminary Closing Date Balance Sheet	Section 2.01(b)
Pre-Adjustment Closing Date Balance Sheet	Section 2.01(c)
Pre-Adjustment Preliminary Closing Date Balance Sheet	Section 2.01(b)
Preliminary Difference	Section 2.01(b)
Preliminary Transactions	Schedule 1
Reorganization	Section 3.01
Representatives	Section 6.04(a)
SEC	Section 6.04(c)
Substitute Transaction	Schedule 1
Survival End Date	Section 10.01
Termination Date	Section 9.01(b)
Third Party Claims	Section 10.02(c)
WPLG Financial Statements	Section 4.06

ARTICLE II

EXCHANGE OF STOCK; DETERMINATION OF CASH AMOUNT; CLOSING

SECTION 2.01.  Exchange of Stock; Purchase Price Adjustment.  (a)  Upon the terms and subject to the conditions of this Agreement:

(i)  Graham will assign, transfer, convey and deliver to the Berkshire Securityholders the Company Shares, representing all of the capital stock of the Company, and the Berkshire Securityholders will accept and acquire from Graham such Company Shares (free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, arising under securities Laws of general applicability or created by Berkshire Hathaway or any of its Affiliates), in each case pro rata in accordance with each Berkshire Securityholder’s respective ownership of the Specified G Shares transferred to Graham pursuant to Section 2.01(a)(ii), as specified in written instructions given by Berkshire Hathaway to Graham at least two Business Days prior to the Closing Date; and

(ii)  The Berkshire Securityholders will assign, transfer, convey and deliver to Graham, and Graham will accept and acquire from the Berkshire Securityholders, in exchange for the Company Shares, the Specified G Shares (free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, arising under securities Laws of general applicability or created by Graham or any of its Affiliates)

(clauses (i) and (ii) of this Section 2.01(a) are herein referred to collectively as the “Exchange”).

(b)  On or within two Business Days prior to the anticipated Closing Date, Graham shall prepare and deliver to Berkshire Hathaway (1) an unaudited balance sheet prepared in good faith and in a manner consistent with Section 2.01 of the Graham Disclosure Schedule, showing the estimated assets and liabilities of the WPLG Business as of the Closing Date after the elimination of (u) the machinery and equipment, as well as the associated depreciation, of the Graphics Hub business, (v) the Tower Interests, (w) all payables, receivables and other inter-company assets or liabilities owed to the WPLG Business by Graham or any of its Subsidiaries or owed by the WPLG Business to Graham or any of its Subsidiaries, (x) all liabilities for income Taxes, (y) all assets and liabilities of any Graham Qualified Plan or any other Graham Benefit Plan that is a defined benefit pension plan, a supplemental executive retirement plan or an other post-retirement benefits plan and (z) all other liabilities relating to Station Employees or independent contractors of WPLG retained by Graham and its Subsidiaries pursuant to the proviso in Section 6.06(f) (the “Pre-Adjustment Preliminary Closing Date Balance Sheet”), (2) a balance sheet prepared in good faith and in the same manner as that described in clause (1) above but also reflecting the elimination of cash (positive or negative) and net accounts and notes receivable and of all other liabilities reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet (the eliminations referred to in this clause (2), together with the eliminations made to the Pre-Adjustment Closing Date Balance Sheet in preparation of the Post-Adjustment Closing Date Balance Sheet pursuant to Section 2.01(c) and, if applicable, the eliminations made to the final Pre-Adjustment Closing Date Balance Sheet in preparation of the final Post-Adjustment Closing Date Balance Sheet pursuant to Section 2.01(f), the “Adjustments”, and each individually,  an “Adjustment”), as illustrated in Section 2.01 of the Graham Disclosure Schedule (the “Post-Adjustment Preliminary Closing Date Balance Sheet”), and (3) an itemization of the Adjustments to the Pre-Adjustment Preliminary Closing Date Balance Sheet reflected in the Post-Adjustment Preliminary Closing Date Balance Sheet.  In the event that the quantity ((A) (w) the absolute value of the reduction in the balance sheet item “Total Assets” resulting from the Adjustments, minus (x) the absolute value of the reduction in the balance sheet item “Total Liabilities” resulting from the Adjustments), minus the quantity ((B) (y) Working Capital reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet minus (z) $11,250,000) (the difference between such quantities, the “Preliminary Difference”), is positive, then, on the Closing Date, the Specified G Shares shall be reduced by the number of G Shares equal to the quotient (rounded to the nearest whole number) resulting from dividing (A) the Preliminary Difference by (B) the sum of (i) the product of 0.65 multiplied by the VWAP of a G Share on the Closing Date plus (ii) $2.15, and in the event that the Preliminary Difference is negative, the Specified Cash Amount shall be reduced by the absolute value of the Preliminary Difference.

(c)  Within 30 days after the Closing Date, Graham shall deliver to Berkshire Hathaway (1) an unaudited balance sheet of the WPLG Business dated as of the Closing Date (the “Pre-Adjustment Closing Date Balance Sheet”), prepared in good faith and on the same basis as the Pre-Adjustment Preliminary Closing Date Balance Sheet, but using final numbers as of the Closing Date and prepared in a manner consistent with Section 2.01 of the Graham Disclosure Schedule, (2) an unaudited balance sheet dated as of the Closing Date (the “Post-Adjustment Closing Date Balance Sheet”), prepared in good faith and on the same basis as the Post-Adjustment Preliminary Closing Date Balance Sheet, but using final numbers as of the Closing Date and prepared in a manner consistent with

Section 2.01 of the Graham Disclosure Schedule, and (3) an itemization of the Adjustments to the Pre-Adjustment Closing Date Balance Sheet reflected in the Post-Adjustment Closing Date Balance Sheet (the “Adjustments Itemization”).

(d)  In the event that the quantity ((A) (w) the absolute value of the reduction in the balance sheet item “Total Assets” resulting from the Adjustments to the Pre-Adjustment Closing Date Balance Sheet reflected in the Post-Adjustment Closing Date Balance Sheet, minus (x) the absolute value of the reduction in the balance sheet item “Total Liabilities” resulting from the Adjustments to the Pre-Adjustment Closing Date Balance Sheet reflected in the Post-Adjustment Closing Date Balance Sheet), minus the quantity ((B) (y) Working Capital reflected on the Pre-Adjustment Closing Date Balance Sheet minus (z) $11,250,000), exceeds the Preliminary Difference (such excess, the “Excess”), then Graham shall transfer to the Berkshire Securityholders, in each case pro rata in accordance with each Berkshire Securityholder’s respective ownership of the Specified G Shares transferred to Graham pursuant to Section 2.01(a)(ii), the number of G Shares equal to the quotient (rounded to the nearest whole number) resulting from dividing (i) the Excess by (ii) the sum of (i) the product of 0.65 multiplied by the VWAP of a G Share on the Closing Date plus (ii) $2.15.  In the event that the quantity ((A) (w) the absolute value of the reduction in the balance sheet item “Total Assets” resulting from the Adjustments to the Pre-Adjustment Closing Date Balance Sheet reflected in the Post-Adjustment Closing Date Balance Sheet, minus (x) the absolute value of the reduction in the balance sheet item “Total Liabilities” resulting from the Adjustments to the Pre-Adjustment Closing Date Balance Sheet reflected in the Post-Adjustment Closing Date Balance Sheet), minus the quantity ((B) (y) Working Capital reflected on the Pre-Adjustment Closing Date Balance Sheet minus (z) $11,250,000), is less than the Preliminary Difference (such difference, the “Deficit”), the Berkshire Securityholders shall pay to Graham, by wire transfer of immediately available funds, an aggregate amount of cash equal to the Deficit, in each case pro rata in accordance with each Berkshire Securityholder’s respective ownership of the Specified G Shares transferred to Graham pursuant to Section 2.01(a)(ii).  Any transfers or payments required pursuant to this paragraph (d) shall be made within 30 days following the receipt by Berkshire Hathaway of the Pre-Adjustment Closing Date Balance Sheet, the Post-Adjustment Closing Date Balance Sheet and the Adjustments Itemization unless a Dispute Notice (defined below) is delivered.

(e)  If, within 30 calendar days after the date of receipt by Berkshire Hathaway of the Pre-Adjustment Closing Date Balance Sheet, the Post-Adjustment Closing Date Balance Sheet and the Adjustments Itemization, Berkshire Hathaway disputes the Pre-Adjustment Closing Date Balance Sheet, the Post-Adjustment Closing Date Balance Sheet or any Adjustments made or not made between the former and the latter, Berkshire Hathaway will give written notice to Graham within such 30 calendar day period (a “Dispute Notice”).  A Dispute Notice shall (i) specify in reasonable detail Berkshire Hathaway’s basis for its dispute and (ii) only include disagreements based on errors of fact or mathematical errors, or based on the Pre-Adjustment Closing Date Balance Sheet, Post-Adjustment Closing Date Balance Sheet or the Adjustments not being prepared or calculated in accordance with this Section 2.01. In the event that Berkshire Hathaway notifies Graham in writing that it has accepted the Pre-Adjustment Closing Date Balance Sheet, the Post-Adjustment Closing Date Balance Sheet and the Adjustments Itemization, or in the event that Berkshire Hathaway does not issue a Dispute Notice within 30 calendar days of its receipt thereof, then the Pre-Adjustment Closing Date Balance Sheet, the Post-Adjustment Closing Date Balance Sheet and the Adjustments Itemization shall become final and binding.

(f)  If Berkshire Hathaway submits a Dispute Notice to Graham within such 30-day period, Graham and Berkshire Hathaway shall work together in good faith to seek to resolve the dispute. If Graham and Berkshire Hathaway are unable to resolve their disagreement within 15 calendar days after Graham’s receipt of a Dispute Notice from Berkshire Hathaway, the dispute shall be referred for determination to a nationally known firm of independent public accountants mutually selected by Graham and Berkshire Hathaway (the “Dispute Accountants”) as promptly as reasonably practicable. The Dispute Accountants will make a determination as to the correct amount of Excess or Deficit, which determination will be (i) in writing, (ii) furnished to each of Graham and Berkshire Hathaway as promptly as reasonably practicable after the dispute has been referred to the Dispute Accountants, (iii) made in accordance with this Agreement and limited to the resolution of disagreements reflected in the Dispute Notice, and (iv) conclusive and binding. Graham and Berkshire Hathaway will use commercially reasonable efforts to cause the Dispute Accountants to render their decision within 30 days of submitting such dispute and shall promptly comply with all reasonable written requests for information, books, records and similar items. Neither party will disclose to the Dispute Accountants, and the Dispute Accountants will not consider for any purpose, any settlement offer made by either party. As part of the resolution of all outstanding disputes, the parties will cause the Dispute Accountants to prepare the final Pre-Adjustment Closing Date Balance Sheet, Post-Adjustment Closing Date Balance Sheet and Adjustments. Any payments required upon the determination by the Dispute Accountants shall be made within 10 days following such determination.

(g)  The fees and expenses charged by any Dispute Accountants retained hereunder shall be borne equally by Graham and Berkshire Hathaway.

(h)  Section 2.01 of the Graham Disclosure Schedule and the unaudited balance sheets referred to in Sections 2.01(b), (c) and (f) shall satisfy the requirements of clauses (x), (y) and (z) of the second sentence of Section 4.06, except for those departures in the application of GAAP and presentation as are required by the eliminations and adjustments required for Section 2.01 of the Graham Disclosure Schedule and such unaudited balance sheets pursuant to Sections 2.01(b), (c) and (f).

SECTION 2.02. Closing. The closing (the “Closing”) of the Exchange and the other transactions contemplated hereby to occur concurrently therewith shall take place at, or be directed from, the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York, after the close of trading on the New York

Stock Exchange (the “NYSE”) on the third Business Day following the time at which the conditions set forth in Article VIII are satisfied or waived (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing or, to the extent permitted, waived), or at such other time or place as Graham and Berkshire Hathaway may agree. The date and time upon which the Closing occurs is referred to as the “Closing Date”.

SECTION 2.03.  Graham’s Deliveries at the Closing.  At the Closing, Graham will deliver or cause to be delivered to Berkshire Hathaway the following:

(a)  one or more stock certificates representing all of the issued and outstanding Company Shares, together with stock powers executed in blank, in proper form for transfer, with any required transfer stamps affixed thereto;

(b)  the stock books, stock ledgers and minute books of the Company;

(c)  a certificate of an executive officer of Graham pursuant to Sections 8.02(a) and 8.02(b) hereof;

(d)  letters of resignation, dated as of the Closing Date, from each of the directors of the Company;

(e)  all books and records of or relating primarily to the Company or the Station in the possession or control of Graham or any of its Subsidiaries (provided that Graham may retain (i) any such books and records to the extent relating to businesses of Graham and its Subsidiaries other than the Company or the Station, and shall provide copies of the relevant portions thereof to Berkshire Hathaway, (ii) all records and analyses prepared in connection with the Exchange, (iii) all Tax records, and shall provide to Berkshire Hathaway (to the extent not previously provided) copies of (A) any separate Tax Returns of, or with respect to, the Company or the Graham Assets, (B) the relevant portions of any other Tax Returns with respect to the Company or the Graham Assets and (C) other existing Tax records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the Company, or to defend or contest Tax matters relevant to the Company for all taxable periods for which the applicable statute of limitations on assessment remains open, including, in each case, all Tax records related to Tax attributes of the Company, the Graham Assets and any and all communications or agreements with, or rulings by, any Tax Authority with respect to the Company and (iv) copies of records of or relating primarily to the Station to the extent held by Graham or any of its Subsidiaries prior to the Closing Date, subject to the restrictions set forth in the Restrictive Covenant Agreement and provided that the Company and the Station have complete copies of such records);

(f)  each Transaction Agreement to which Graham or any of its Affiliates is anticipated hereby to be a party, duly executed by such Person; and

(g)  such other documents as are reasonably required by any Berkshire Party to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of Graham and its relevant Affiliates (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept).

SECTION 2.04.  Berkshire Hathaway’s Deliveries at the Closing.  At the Closing, Berkshire Hathaway will deliver or cause to be delivered to Graham the following:

(a)  the Specified G Shares to an account specified in writing by Graham at least two Business Days prior to the Closing Date;

(b)  a certificate of an executive officer of Berkshire Hathaway pursuant to Sections 8.03(a) and 8.03(b) hereof;

(c)  each Transaction Agreement to which a Berkshire Party or any of its Affiliates is anticipated to be a party hereby, duly executed by such Person; and

(d)  such other documents as are reasonably required by Graham to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of Berkshire Hathaway and its relevant Affiliates (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept).

ARTICLE III

REORGANIZATION OF THE COMPANY

SECTION 3.01.  Reorganization.

(a)  Graham shall, and shall cause its Subsidiaries to, complete the reorganization of the Company immediately before the Closing (the “Reorganization”) such that, as of immediately before the Closing:

  (i)  Graham shall be the sole and direct shareholder of the Company;

 (ii)  the Company shall be the sole and direct owner of the Graham Assets; and

(iii)  the Company shall be the direct employer of the Company Employees.

(b)  Prior to completion of the Reorganization, Graham shall provide any proposed agreements, instruments of transfer or assignment and other documents relating to the Reorganization to Berkshire Hathaway for its review and, with respect to instruments of transfer or assignment from the Station Subsidiary to the Company regarding assets and Liabilities, such instruments shall be reasonably satisfactory to Berkshire Hathaway (provided that, to the extent Berkshire Hathaway has not responded to a request for approval within two Business Days of its receipt of such instruments, such instruments shall be deemed to be reasonably satisfactory to Berkshire Hathaway).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GRAHAM

Graham represents and warrants to the Berkshire Parties, except as otherwise specifically disclosed to the Berkshire Parties in the disclosure schedule attached to this Agreement (the “Graham Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such specified date), as follows:

SECTION 4.01.  Organization.  Each of Graham, the Station Subsidiary and the Company has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement.  Each of Graham, the Station Subsidiary and the Company is licensed to do business in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such license, except for such failures to be so licensed that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Station or the Company.

SECTION 4.02.  Corporate Power and Authority.  Graham and each of its Subsidiaries that is or will be a party to the Transaction Agreements has all requisite corporate power and authority to enter into and deliver the Transaction Agreements and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Tax Matters Agreement by each of Graham and the Company and the consummation by each of Graham and the Company of the transactions contemplated hereby and thereby, and the execution, delivery and performance of the other Transaction Agreements by Graham and each of its Subsidiaries that is, or, as of the Closing, will be, a party thereto and the consummation of the transactions contemplated thereby, have been, or, with respect to the other Transaction Agreements and the transactions contemplated thereby, will, as of the Closing, be duly authorized by all necessary action or proceeding on the part of each such Person.  Each of this Agreement and the Tax Matters Agreement has been duly executed and delivered by each of Graham and the Company and constitutes the legal, valid and binding obligation of each of Graham and the Company, enforceable against such Person in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (collectively, the “Enforceability Exceptions”)).  The other Transaction Agreements will, as of the Closing, be duly executed and delivered by Graham and each of its Subsidiaries that is or is specified to be a party thereto and will, as of the Closing, constitute the legal, valid and binding obligations of Graham and each such Subsidiary, enforceable against each such Person in accordance with their respective terms, subject to the Enforceability Exceptions.  The Station Subsidiary has all requisite corporate power and authority to consummate the Reorganization, and the undertaking of the Reorganization has been, or will be as of the Closing, duly authorized by all necessary action or proceedings on the part of such Person.

SECTION 4.03.  Non-Contravention.  The execution and delivery of the Transaction Agreements by Graham and each Subsidiary of Graham that is, or at the Closing will be, a party thereto do not, and Graham’s and each such Subsidiary’s performance hereunder and thereunder and the consummation of the Transactions will not (a) violate any provision of the articles of incorporation or bylaws, or similar governing documents, of Graham, such Subsidiary or the Station Subsidiary, (b) materially violate or constitute a material breach of or default under (with or without notice or lapse of time, or both), or permit termination, cancellation, modification or acceleration under, (i) any material contract to which the Company is bound, (ii) any material contract relating to the Station to which the Station Subsidiary, Graham or another of its Subsidiaries is bound, or (iii) any material contract to which Graham or another of its Subsidiaries is bound that, if so violated or breached, would prevent or materially delay the consummation of the Transactions, (c) violate any material Law of any Governmental Authority applicable to Graham, such Subsidiary or the Station Subsidiary, (d) result in the cancellation, modification, revocation or suspension of any material license or other approval of any Governmental Authority granted to the Company or otherwise used in the business and/or operations of the Station, or (e) result in the imposition or creation of any material Lien upon or with respect to any of the material properties or assets of the Company or of the Station, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates.

SECTION 4.04.  Consents.  The execution and delivery of the Transaction Agreements by Graham and each Subsidiary of Graham that is, or at the Closing will be, a party thereto, Graham’s, the Company’s and each such other applicable Subsidiary’s performance hereunder and thereunder, and the consummation of the Transactions do not require any material consent or approval of any Governmental Authority, or trigger any material consent or approval rights under any material contract related to the Station, or as to which the Company or, to the extent such contract relates to the Station, the Station Subsidiary is a party, other than (a) requirements under the HSR Act and (b) the FCC Consent and such other waivers or approvals of the FCC as may be required under the Communications Act and the FCC Rules.

SECTION 4.05.  Capitalization of the Company; Ownership of Company Shares; Company Subsidiaries.

(a)  As of the Closing Date, the authorized share capital of the Company will consist solely of 100 common shares, par value $0.01 per share, of which 100 shares will be issued and outstanding (the “Company Shares”).  As of the Closing Date, Graham will be the record and beneficial owner of, and will have good and valid title to, all the Company Shares, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by a Berkshire Party or any of its Affiliates, and all of the Company Shares will have been duly authorized and validly issued, fully paid and non-assessable, and will not be subject to or issued in violation of any preemptive rights or have been issued in violation of the securities Laws of the United States.  Immediately after the Closing, the Berkshire Securityholders will have good and valid title to all of the Company Shares, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by a Berkshire Party or any of its Affiliates.

(b)  Except for the Company Shares, as of and immediately after the Closing, there will be no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, the Company, (ii) securities of any Person convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, the Company or (iii) options or other rights to acquire from any Person, or other obligations of the Company to issue or to make any payments based on, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for, any capital stock or other voting securities of the Company.  As of and immediately after the Closing, there will be no outstanding bonds, debentures, notes or other indebtedness of the Company that have the right to vote (or that are or, after the passage of time, may be, convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c)  As of the Closing Date, the Company will not have any Subsidiaries and will not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

SECTION 4.06.  Financial Statements.  Attached as Section 4.06 of the Graham Disclosure Schedule are (i) the unaudited balance sheet of the Company as of December 31, 2013, prepared on a pro forma basis to give effect to the Reorganization, (ii) the unaudited income statement of the Company for the fiscal year ended December 31, 2013, prepared on a pro forma basis to give effect to the Reorganization (such financial statements in clauses (i) and (ii) are collectively referred to herein as the “Business Financial Statements”), and (iii) the unaudited balance sheet and the unaudited income statement of WPLG, Miami, Florida as of and for the fiscal year ended December 31, 2013 (the “WPLG Financial Statements”).  The Business Financial Statements and the WPLG Financial Statements (x) are based upon the information contained in Graham’s books and records (which are accurate and complete in all material respects) and certain allocations made by Graham’s management in its reasonable judgment, (y) are accurate in all material respects as of the times and with respect to the periods referred to therein and (z) are (subject, in the case of the Business Financial Statements, to the fact that such financial statements are prepared on a pro forma basis) prepared in a manner consistent with the statements included in the audited consolidated financial statements of Graham as of and for the fiscal year ended December 31, 2013 that have been prepared in accordance with GAAP and that are included in Graham’s Annual Report on Form 10-K for the year ended December 31, 2013.

SECTION 4.07.  Absence of Certain Changes or Events.  From December 31, 2013 (or, in the case of the Company, the date of its incorporation) to the date of this Agreement, the Company has conducted its businesses in the Ordinary Course of Business, and the Station Subsidiary has conducted the business of the Station in the

Ordinary Course of Business. From December 31, 2013 to the date of this Agreement, Graham and its Subsidiaries have taken no action of the type prohibited by Section 6.01(b).

SECTION 4.08.  Undisclosed Liabilities.  Except for (i) the Liabilities set forth in Section 4.08 of the Graham Disclosure Schedule and (ii) the Liabilities arising under the Transaction Agreements (without any breach thereof), the Company has no material Liabilities required by GAAP to be reflected in a balance sheet or disclosed in the notes thereto.  For purposes of this Section 4.08 on the date of this Agreement, the Reorganization shall be deemed to have occurred.

SECTION 4.09.  Material Contracts.  Section 4.09 of the Graham Disclosure Schedule lists, as of the date of this Agreement, the following contracts relating to the Station (collectively, with the retransmission consent contracts set forth on Section 4.16 of the Graham Disclosure Schedule, “Material Contracts”):

(a)  transmitter or tower leases under which the Station Subsidiary or the Company, or Graham or any other Subsidiary of Graham on behalf of the Station, is the lessee;

(b)  network affiliation agreements;

(c)  representation agreements for the placement of advertisements;

(d)  syndication or other programming contracts under which the aggregate consideration paid in any prior year during the term of such contract exceeds, or aggregate committed purchases for calendar year 2014 or any future calendar year exceed, $250,000;

(e)  barter agreements, whether for advertising or programming, under which the aggregate value of all services or goods received by or on behalf of the Station in any prior year during the term of such contract exceeds, or is reasonably expected to exceed in calendar year 2014 or any future calendar year, $125,000; provided that syndication agreements under which a portion of the advertisements to be aired during the applicable programming are allocated to, or have been sold by, the counterparty to such agreement shall not be considered “barter agreements” for purposes of this clause (e); and

(f)  leases of real property.

Except for Material Contracts that have expired in accordance with their terms or terminated for any reason other than a default by the Station Subsidiary or the Company, as applicable, each Material Contract is in full force and effect in all material respects, and the Station Subsidiary or the Company, as applicable, is not in material breach thereof or material default thereunder, and to the Knowledge of Graham and the Station Subsidiary, no other party to any Material Contract is in material breach thereof or material default thereunder.  The consummation of the Transactions will not (with or without notice or lapse of time or both) result in a breach of, or give any other Person the right to declare a default under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Material Contract.  As of the date of this Agreement, since December 31, 2012, none of Graham, the Station Subsidiary or the Company has given to, or received from, any other party to any Material Contract any written notice regarding any actual or alleged breach of such Material Contract, nor do Graham or the Station Subsidiary have any Knowledge that any other party thereto intends to cancel or terminate any such Material Contract.

SECTION 4.10.  Litigation.  There are no material Legal Proceedings relating to the Station, at law or in equity, pending against or, to the Knowledge of Graham and the Station Subsidiary, threatened against Graham or any of its Subsidiaries, and there are no orders, judgments, writs, injunctions or decrees of any Governmental Authority relating to the Station against Graham or any of its Subsidiaries.

SECTION 4.11.  Compliance with Laws.  The Company and the business of the Station are, and at all times since December 31, 2012 have been, in compliance in all material respects with all material applicable Laws.  Each of Graham, the Company and the Station Subsidiary is qualified and, in the case of the Company and (as relevant to the Station) the Station Subsidiary, possesses all approvals from the applicable Governmental Authorities, to do business in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or approval, except for such failures to be so qualified or possess approvals that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company or the Station.

SECTION 4.12.  Employee Benefits.

(a)  Section 4.12 of the Graham Disclosure Schedule sets forth, as of the date of this Agreement, a list of each Company Benefit Plan.

(b)  Each such Company Benefit Plan (and each related trust, insurance contract or fund, if any) has been maintained, funded and administered in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and all applicable Laws.

(c)  The Company will not incur any Controlled Group Liability on or following the Closing as a result of being treated as a single employer with Graham or any of its other Subsidiaries or Affiliates for purposes of Section 414 of the Code.

(d)  As of the Closing Date, no Company Employee shall be prospectively entitled to any compensation or benefits pursuant to (i) any Graham Benefit Plan or (ii) any other written or unwritten agreement, arrangement or promise of Graham or any of its Subsidiaries, other than (A) for any payments or benefits arising after the Closing pursuant to any Company Benefit Plan or (B) for any other payments or benefits for which Graham or its Subsidiaries (other than the Company) shall be solely liable.

(e)  As of the Closing Date, the Company will not have any material Liabilities in respect of Company Employees, except for (i) Liabilities described in clause (h) of the definition of “Station”, subject to the proviso at the end of such definition, to the extent such Liabilities relate to Company Employees, and (ii) Liabilities expressly assumed by the Company pursuant to Section 6.06 of this Agreement.

(f)  As of the Closing Date, the Company will not be contributing to, or have any obligation to contribute to, or have any Liability with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(g)  Each Graham Benefit Plan in which the Company Employees participate that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code (or such Graham Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the Internal Revenue Service in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion, as applicable, as to the qualified status of each such Graham Benefit Plan) and, to the Knowledge of Graham and the Station Subsidiary, nothing has occurred since the date of such opinion or determination letter that would reasonably be expected to adversely affect the qualification of such Graham Benefit Plan.

SECTION 4.13.  Due Diligence Materials.  To the Knowledge of Graham and the Station Subsidiary, as of the date of this Agreement, (i) the information provided by Graham to the Berkshire Parties in connection with the Transactions did not include any untrue statement of a material fact, and (ii) any forecasts or estimates used by the management of Graham or its Affiliates in such information were prepared in good faith based upon assumptions believed to be reasonable at the time.  This Section 4.13 does not address the scope or completeness of the Berkshire Parties’ due diligence or diligence requests in connection with the Transactions.

SECTION 4.14.  Company Assets, Liabilities and Business.

(a)  Immediately prior to commencing the Reorganization, the Company will have no assets, other than the capital contribution with which it was incorporated, and no Liabilities, other than de minimis Liabilities arising under or in connection with its incorporation.  As of the Closing (and after giving effect to the Reorganization), the assets and Liabilities of the Company will consist solely of the Graham Assets and assets and Liabilities arising under or in connection with this Agreement or any other Transaction Agreement to which the Company is or will be a party as contemplated hereby.

(b)  The Company has not and, prior to commencing the Reorganization will not have, engaged in any business activities, other than matters relating to its formation and the Transactions.

SECTION 4.15. FCC Matters.

(a) Section 4.15 of the Graham Disclosure Schedule sets forth, as of the date of this Agreement, the Station License and all other FCC Licenses (and pending FCC applications) in connection with the Station or its operation, which are all of the FCC Licenses required for the operation of the Station as currently conducted. Such Station

License is in full force and effect and has not expired or been revoked, suspended, canceled, rescinded or terminated. Since December 31, 2012, the Company (or, on or prior to the date of the Reorganization, the Station Subsidiary) has (i) operated the Station in compliance with the Communications Laws and the Station License in all material respects, (ii) timely filed all material registrations and reports required to have been filed with the FCC relating to the Station License and (iii) paid or caused to be paid all material FCC regulatory fees due in respect of the Station. Except as indicated on Section 4.15 of the Graham Disclosure Schedule, (x) to the Knowledge of Graham and the Station Subsidiary, there are no Legal Proceedings pending or threatened in writing by or before the FCC relating to the Station, other than those affecting television broadcast stations generally, and (y) neither the Station Subsidiary nor the Company has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Station and relating to the time during which the FCC may assess any fine or forfeiture or take any other action, or agreed to any extension of time with respect to any FCC investigation or proceeding.

(b)  The Station License has been issued by the FCC for a full term customarily issued by the FCC for the class of the Station, and with the term expiring as indicated on Section 4.15 of the Graham Disclosure Schedule, and the Station License is not subject to any condition except for those conditions appearing on the face of the Station License and conditions applicable to broadcast licenses generally.

SECTION 4.16.  MVPD Matters.  Section 4.16 of the Graham Disclosure Schedule contains, as of the date of this Agreement, a list of each retransmission consent contract to which Graham or any of its Subsidiaries is a party with any MVPD that has more than 40,000 subscribers with respect to the Station in the Station’s Market. To the Knowledge of Graham and the Station Subsidiary, as of the date of this Agreement, Graham or one of its Subsidiaries has entered into retransmission consent contracts with respect to each MVPD that has more than 40,000 subscribers in the Station’s Market, and no such MVPD is retransmitting the signal of the Station without the authorization of Graham or one of its Subsidiaries. Since December 31, 2012, no MVPD that has more  than 40,000 subscribers in the Station’s Market has provided written notice to the Station of any signal quality issue or failed to respond to a request for carriage or sought any form of relief from carriage of the Station from the FCC, and neither Graham nor the Station Subsidiary has received any written notice of the intention of any system with more than 40,000 subscribers in the Station’s Market to delete the Station from carriage or to change the Station’s channel position on any headend serving more than 40,000 subscribers in the Station’s Market.

SECTION 4.17.  No Additional Representations.

(a)  Each of Graham and the Company acknowledges that, except as set forth in Article V and the Tax Representation Letter of the Berkshire Parties, none of the Berkshire Parties, their respective Representatives or any other person has made any representation or warranty, express or implied, with respect to the Berkshire Parties or the Specified G Shares or with respect to any information furnished or made available to Graham and the Company and their respective Representatives in connection with the transactions contemplated hereby. Each of Graham and the Company further acknowledges that, upon the occurrence of the Closing, Graham shall acquire the Specified G Shares at such Closing without any representation or warranty pursuant to the Transaction Agreements, except as otherwise expressly represented or warranted in Article V and the Tax Representation Letter of the Berkshire Parties.

(b)  Graham is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits of the Transactions.

SECTION 4.18.  Sufficiency.  Following consummation of the Reorganization and as of the Closing, assuming that all consents necessary under the contracts (or portions thereof) to be transferred to the Company pursuant to the Reorganization have been obtained, (a) the assets held by the Company will (i) constitute all of the assets of Graham and its Subsidiaries that are primarily related to, or primarily associated with, WPLG, Miami, Florida, other than any immaterial assets that, in the aggregate, would not significantly impact the operation of the Station as conducted as of the date of this Agreement, and (ii) when taken together with (A) the Services (as defined in the Transition Services Agreement) to be provided to the Company under the Transition Services Agreement and (B) the services and benefits provided pursuant to the contracts (or portions thereof) to be transferred to the Company pursuant to the Reorganization, comprise, in all material respects, the assets, including all tangible personal property and intellectual property, reasonably necessary for the operation of the Station as conducted as of the date of this Agreement and (b) the Company will have good and marketable title or valid leasehold interests to or in all the assets referred to in clause (a)(i) above that are material to WPLG, Miami, Florida, other than any defects that, in the aggregate, would not significantly impact the operation of the Station as conducted as of the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THE BERKSHIRE PARTIES

Each of the Berkshire Securityholders, severally and making representations only as to itself, and Berkshire Hathaway, on behalf of itself and the Berkshire Securityholders, represent and warrant to Graham, except as otherwise specifically disclosed to Graham in the disclosure schedule attached to this Agreement (the “Berkshire Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such specified date), as follows:

SECTION 5.01.  Organization.  Such Berkshire Party has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement.  Such Berkshire Party is qualified or licensed to do business in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or license, except for such failures to be so qualified or licensed that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Berkshire Parties to consummate the Transactions.

SECTION 5.02.  Corporate Power and Authority.  Such Berkshire Party has all requisite corporate power and authority to enter into and deliver the Transaction Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Tax Matters Agreement by such Berkshire Party and the consummation by such Berkshire Party of the Transactions, and the execution, delivery and performance of the other Transaction Agreements by such Berkshire Party and the consummation of the transactions contemplated thereby, have been, or, with respect to the other Transaction Agreements and the transactions contemplated thereby, will, as of the Closing, be duly authorized by all necessary action or proceeding on its part.  Each of this Agreement and the Tax Matters Agreement has been duly executed and delivered by such Berkshire Party and constitutes the legal, valid and binding obligation of such Berkshire Party, enforceable against such Berkshire Party in accordance with its terms, subject to the Enforceability Exceptions.  The other Transaction Agreements will, as of the Closing, be duly executed and delivered by such Berkshire Party and will, as of the Closing, constitute the legal, valid and binding obligations of such Berkshire Party, enforceable against such Berkshire Party in accordance with their respective terms, subject to the Enforceability Exceptions.

SECTION 5.03.  Specified G Shares.  As of the Closing, such Berkshire Securityholder (and, as to the representation and warranty of Berkshire Hathaway, each Berkshire Securityholder) will own beneficially and of record all of the Specified G Shares to be delivered by it at the Closing, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Graham or any of its Affiliates.  As of the Closing, such Berkshire Securityholder (and, as to the representation and warranty of Berkshire Hathaway, each Berkshire Securityholder) will have good and valid title to all of the Specified G Shares delivered by it at the Closing, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Graham or any of its Affiliates.  Immediately after the Closing, Graham will have good and valid title to all of the Specified G Shares delivered by such Berkshire Securityholder (and, as to the representation and warranty of Berkshire Hathaway, all of the Specified G Shares delivered by Berkshire Securityholders), free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Graham or any of its Affiliates.

SECTION 5.04.  Consents.  The execution and delivery by such Berkshire Party of the Transaction Agreements, such Berkshire Party’s performance hereunder and thereunder, and the consummation of the Transactions do not require any material consent or approval of any Governmental Authority, or trigger any material consent or approval rights under any material contract to which such Berkshire Party is a party, other than (a) requirements under the HSR Act and (b) the FCC Consent.

SECTION 5.05.  FCC Qualifications.  Except as indicated in Section 5.05 of the Berkshire Disclosure Schedule, (i) such Berkshire Party is legally, financially and otherwise qualified to control the licensee of the Station, and is legally, financially and otherwise qualified to acquire, own, operate and control the Company, under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control and character qualifications; (ii) there are no facts or circumstances that would, under the Communications Laws, disqualify such Berkshire Party as the transferee of control of the Station License or as the owner and operator of the Station; (iii) no waiver of or exemption, whether temporary or permanent, from any provision of the Communications Laws, or any divestiture or other disposition by such Berkshire Party or any of its Affiliates, of any asset or property, is necessary for the FCC Consent to be obtained; and (iv) to the knowledge of such Berkshire Party, there are no facts or circumstances related to the FCC qualifications of such Berkshire Party (which, solely with respect to the representation and warranty of Berkshire Hathaway in this clause (iv), shall be deemed to include its Affiliates) which might reasonably be expected to (A) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify such Berkshire Party from controlling the Company, (B) materially delay the obtaining of the FCC Consent or (C) cause the FCC to impose any material condition on its granting of the FCC Consent.

SECTION 5.06.  No Additional Representations.

(a)  Such Berkshire Party acknowledges that, except as set forth in Article IV of this Agreement, Article VII of the Tax Matters Agreement and the Tax Representation Letter of Graham, none of Graham, the Company, their respective Representatives or any other person has made any representation or warranty, express or implied, with respect to Graham, the Station, or any of its Subsidiaries or with respect to any information furnished or made available to such Berkshire Party and, solely with respect to the representation and warranty of Berkshire Hathaway in this sentence, to any of its or any other Berkshire Parties’ Representatives in connection with the transactions contemplated hereby.  Such Berkshire Party further acknowledges that, upon the occurrence of the Closing, such Berkshire Party shall acquire the Company Shares transferred at such Closing without any representation or warranty pursuant to the Transaction Agreements, except as otherwise expressly represented or warranted in Article IV of this Agreement, Article VII of the Tax Matters Agreement and the Tax Representation Letter of Graham.

(b)  Such Berkshire Party is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits of the Transactions.  Such Berkshire Party is aware that Graham and its Subsidiaries may be in possession of non-public information about Graham and its Subsidiaries, their respective businesses, prospects, results of operations and financial condition (the “Graham Information”).  Such Berkshire Party understands that a reasonable investor could consider the Graham Information to be material to an investment decision with respect to the Transactions, including the sale of the Specified G Shares.  Such Berkshire Party has freely determined to exchange the Specified G Shares pursuant to the terms of this Agreement and the other Transaction Agreements for reasons based on the information it currently possesses, which it deems sufficient, notwithstanding its lack of access to the Graham Information, to inform its decision to enter into the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

SECTION 6.01.  Conduct of Business of the Company.

(a)  Except (i) for the Reorganization, (ii) for the matters set forth in Section 6.01(a) of the Graham Disclosure Schedule, (iii) as otherwise expressly required or permitted by the terms of this Agreement or any other Transaction Agreements or (iv) to the extent that Berkshire Hathaway shall have otherwise given its consent or approval, during the period commencing on the date of this Agreement until the Closing Date, Graham shall, and shall cause each of its applicable Subsidiaries to, (x) conduct the business of the Station in the usual, regular and ordinary course in substantially the same manner as conducted as of the date of this Agreement and consistent with past practice (“Ordinary Course of Business”), (y) operate the Station in compliance in all material respects with the Communication Laws and the Station License, and (z) use its commercially reasonable efforts to preserve intact the current business organization and operations of the Station, including the retention of Station Employees in their current positions (provided, however, that this clause (z) does not require the payment by Graham of any amounts or benefits to Station Employees in excess of those to which they are entitled under the terms of their employment as of the date of this Agreement).

(b)  In addition to and without limiting the generality of the immediately preceding sentence, from the date of this Agreement until the Closing Date, except as required or specifically contemplated by this Agreement or any other Transaction Agreement or consented to or approved in advance by Berkshire Hathaway (which consent or approval shall not be unreasonably withheld or delayed with respect to those actions described in clauses (i)-(vii), (xi) and (xii) and clause (xvii) to the extent related thereto), Graham and its Subsidiaries will not, and will not permit the Company to, do any of the following with respect to the Company; provided that, for purposes of this Section 6.01(b), at any time prior to the transfer of the Station to the Company, references to the Company shall be deemed to refer to the Station Subsidiary; provided, further, that, to the extent practicable, the restrictions set forth in this Section 6.01(b) shall apply only to the Station and any other Graham Assets and not to any other business of Graham or its Subsidiaries:

(i)   make any investments of cash or cash equivalents, other than in the Ordinary Course of Business;

   (ii)  incur any material capital expenditures that are not reflected in the budget for the Station for the current fiscal year, other than in the Ordinary Course of Business;

  (iii)  incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the Ordinary Course of Business;

  (iv)  purchase or sell any material assets, other than purchases in the Ordinary Course of Business;

   (v)  enter into, modify, amend, terminate or waive in any material way any rights under any material contracts, other than in the Ordinary Course of Business;

  (vi)  hire any individual who, if hired, would be a Company Employee, other than any such individual who is hired in order to replace a Station Employee whose employment terminates on or following the date of this Agreement, or transfer any Station Employee to any position such that such individual would not be a Company Employee at the Closing;

 (vii)  enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any Station Employee or Company Employee, other than any such agreement for which Graham or its Subsidiaries (other than the Company) shall be solely liable and which shall not result in any obligation of, or commitment by, Berkshire Hathaway or its Affiliates;

(viii)  increase the compensation or benefits payable or provided to any Station Employee or Company Employee, other than (A) any such increases in the Ordinary Course of Business and (B) any such increases for which Graham or its Subsidiaries (other than the Company) shall be solely liable in their entirety and, in the case of the preceding clause (B), which shall not result in any obligation of, or commitment by, Berkshire Hathaway or its Affiliates;

  (ix)  enter into, adopt or amend any Company Benefit Plan;

   (x)  make any change in any method or practice of accounting for financial reporting, except as required by applicable Law or GAAP as in effect from time to time;

  (xi)  enter into any transaction with any Affiliate of Graham, other than in the Ordinary Course of Business;

 (xii)  settle any material Legal Proceedings, other than in the Ordinary Course of Business;

(xiii)  amend the Company’s articles of incorporation, bylaws or similar governing documents;

(xiv)  approve (A) the restatement and/or amendment of the limited liability company agreement of Miami Tower, (B) the issuance of any options for or rights to acquire, or any securities convertible into or exercisable or exchangeable for, limited liability company interests or other voting securities of, or other ownership interests in, Miami Tower, or payments based on such securities or interests, or (C) the issuance of any bonds, debentures, notes or other indebtedness of Miami Tower that have the right to vote (or that are or, after the passage of time, may be convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which interest holders of Miami Tower may vote;

 (xv)  enter into any FCC consent decree with respect to the Station or the Station License if such FCC consent decree involves the payment by the Company of more than $350,000;

(xvi)  fail to take such action as is reasonably required to maintain the Station License in full force and effect or adversely modify the Station License in any material adverse respect; or

   (xvii)  commit or agree to take any of the foregoing actions.

SECTION 6.02.  Access and Information; Specified Station Value.

(a)  Prior to the Closing, except to the extent prohibited by applicable Law, Graham will permit (and will cause its Subsidiaries to permit) the Representatives of the Berkshire Parties to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, contracts, commitments and documents of or pertaining to the Station (or Station Employees set forth on Section 6.06(l) of the Graham Disclosure Schedule) as may be necessary to permit the Berkshire Parties to, at their sole expense, take, or cause to be taken, such actions as the Berkshire Parties reasonably deem necessary to consummate the Transactions in accordance with the Transaction Agreements, and Graham shall (and shall cause its Subsidiaries to) reasonably cooperate in such regard; provided, however, that such access does not unreasonably disrupt the normal operations of Graham or its Subsidiaries.

(b)  By no later than the 30th day after the date of this Agreement, Graham shall deliver to Berkshire Hathaway a preliminary written notice of the intended Specified Station Value and the preliminary report regarding the Specified Station Value prepared by the third-party service provider retained by Graham to value the Station for purposes of the Transactions.  Thereafter, Graham shall promptly deliver to Berkshire Hathaway copies of any other preliminary or final reports regarding the Specified Station Value prepared by such third-party service provider and shall promptly provide written notice to Berkshire Hathaway of any potential reduction in the intended Specified Station Value.

SECTION 6.03. Efforts to Consummate; Further Assurances; Certain Covenants.

(a) At any time and from time to time after the date of this Agreement, the parties agree to cooperate with each other, to execute and deliver such other documents and instruments of transfer or assignment, and to do all such further acts and things as may be reasonably necessary or desirable to carry out the Transactions. Each such party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions as soon as reasonably practicable following the date of this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions.

(b)  Without limiting the generality of the foregoing, within five Business Days of the date of this Agreement, Graham, the Company and Berkshire Hathaway, as applicable, shall file applications with the FCC requesting the grant of its consent with respect to the transfer of control of the Station to Berkshire Hathaway as contemplated by the Exchange (the “FCC Application”). Graham, the Company and Berkshire Hathaway shall use reasonable best efforts to obtain the FCC Consent as promptly as reasonably practicable. Berkshire Hathaway and Graham shall bear the cost of FCC filing fees relating to the FCC Application equally. No party hereto shall take (or permit its controlled Affiliates to take) any action that would, or omit to take (or permit its controlled Affiliates to omit to take) any action the failure of which to take would have, or would reasonably be expected to have, the effect of materially delaying the grant of the FCC Consent. Graham and Berkshire Hathaway, as applicable, shall each oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such Person in respect of the Transaction.  Graham, the Station Subsidiary, the Company and Berkshire Hathaway, as applicable, shall promptly enter into customary tolling, assignment and assumption or similar agreements if necessary and requested by the FCC in connection with the FCC Application.

(c)  Within five Business Days of the date of this Agreement, Graham, the Company and Berkshire Hathaway, as applicable, shall make any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act with respect to the transactions contemplated hereby, including a request for early termination of the waiting period thereunder, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation.

(d)  In addition, without limiting the foregoing, prior to the Closing, except to the extent prohibited by applicable Law, each party hereto shall (i) promptly notify the other parties hereto of any written communication to such party from any Governmental Authority regarding the Transactions and permit such other parties to review in advance any proposed written communication to any such Governmental Authority, and (ii) not participate in any scheduled meetings or substantive discussions with any Governmental Authority regarding the Transactions without offering the other parties hereto a meaningful opportunity to participate in such meetings or discussions.  Nothing in this Agreement shall require Berkshire Hathaway or any of its Affiliates to, or require any such party to agree to, sell, divest, hold separate, transfer or otherwise dispose of its assets or businesses in a specified manner, unless such a sale, divestiture, requirement to hold separate, transfer or other disposition is necessary for Berkshire Hathaway or any such Affiliate to become a licensee of, or to acquire, own, operate and control, the Station under the Communications Laws.

(e)  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement pursuant to Section 9.01, Graham, the Company and Berkshire Hathaway, as applicable, shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 9.01.

SECTION 6.04.  Confidentiality.

(a)  Subject to Section 6.04(c), prior to the Closing, each of Graham, on the one hand, and Berkshire Hathaway, on the other hand, on behalf of itself and its respective Affiliates, agrees to hold, and to cause their respective directors, officers, employees, counsel and other advisors and representatives (“Representatives”) to hold, in strict confidence, any and all information (“Information”) concerning the Station or the other parties hereto or the terms and conditions of the Transaction Agreements that is either in its possession (including Information in its possession prior to the date of this Agreement) or furnished by such other parties or their respective Representatives at any time pursuant to this Agreement or any other Transaction Agreement, and shall not disclose any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder.  Notwithstanding the foregoing, this Section 6.04 shall not apply to any information in the possession of a party hereto, and such information shall not constitute “Information”, to the extent that such information (i) becomes generally known to the public (other than as a result of a disclosure by such party or any of its Representatives in violation of this Section 6.04), (ii) becomes available to such party on a non-confidential basis from a Person other than another party hereto or its Representatives who is not, to the knowledge of such party, bound by a confidentiality obligation with respect to such information, (iii) was already in such party’s possession at the time such information was disclosed to such party by the other parties hereto or their Representatives or (iv) was independently generated by such party without use of any Information of the other parties hereto.

(b)  Each receiving party hereto agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person prior to the Closing, other than its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.04(c).

(c)  In the event that any receiving party hereto either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), the FCC and the NYSE ) or receives any demand under lawful process or other request from any Governmental Authority to disclose or provide Information of any disclosing party hereto that is subject to the confidentiality provisions hereof, such receiving party shall notify the disclosing party prior to disclosing or providing such Information and, unless the disclosure is made and required (as advised by counsel) on Schedule 13D or any amendment thereto, Form 8-K or any amendment thereto or the FCC Application, shall cooperate at the expense of the disclosing party in seeking any reasonable protective arrangements requested by such disclosing party. Subject to the foregoing, the receiving party may thereafter disclose or provide Information to the extent required by such applicable Law (including the rules and regulations of the SEC, the FCC and the NYSE), as so advised by counsel, or demanded by lawful process of, or otherwise requested by, such Governmental Authority, or to the extent necessary to secure the FCC Consent. For the avoidance of doubt, the parties acknowledge that this Agreement will be filed with the FCC Application and on Schedule 13D and Form 8-K.

(d)  Nothing in this Section 6.04 shall limit the rights and remedies of the Company under the Restrictive Covenant Agreement or the Transition Services Agreement.

SECTION 6.05.  Transaction Agreements.  Each party hereto agrees to execute concurrently with the Closing each unexecuted Transaction Agreement to which it is to be a party in accordance herewith.

SECTION 6.06.  Post-Closing Benefits.

(a)  For the period from the Closing to the first anniversary of the Closing (such period, the “Continuation Period”), Berkshire Hathaway shall maintain or cause to be maintained for the benefit of each Company Employee (other than any such employee who is covered by the collective bargaining agreement applicable to certain Company Employees, as set forth in Section 6.06(a)(i) of the Graham Disclosure Schedule (the “Collective Bargaining Agreement”)) (i) a base salary that is no less favorable than such Company Employee’s base salary in effect as of the Closing, (ii) an annual bonus opportunity that is comparable to such Company Employee’s 2014 annual bonus opportunity in effect as of the date of this Agreement, (iii) welfare benefits (excluding severance) that are comparable in the aggregate to those in effect as of the Closing (as set forth on Section 6.06(a)(iii) of the Graham Disclosure Schedule) for Company Employees considered as a group, provided, that any medical benefits will be economically comparable in the aggregate (both with respect to cost to Company Employees and level of benefits) to such benefits in effect as of the Closing for Company Employees considered as a group but may have the structure and design of a traditional preferred provider organization (PPO) plan, and (iv) retirement benefits that are comparable in the aggregate to those in effect for such Company Employees as of the Closing (as set forth on Section 6.06(a)(iv) of the Graham Disclosure Schedule), provided, that nothing in this Agreement shall require Berkshire Hathaway to maintain or cause to be maintained a defined benefit pension plan or to provide equity-based compensation to any Company Employee, Berkshire Hathaway may utilize or cause to be utilized a nonqualified deferred compensation plan for purposes of Section 6.06(a)(iv), and any equity-based compensation shall be disregarded for purposes of the obligations of the Berkshire Parties set forth herein.  Notwithstanding anything to the contrary in this Agreement, Berkshire Hathaway shall provide or cause to be provided to each Company Employee whose employment is terminated by Berkshire Hathaway or its Affiliates following the Closing and during the Continuation Period for reasons other than for cause (and not as a result of a resignation by, or the death or disability of, such Company Employee) with severance benefits that are no less favorable than those set forth on Section 6.06(a)(v) of the Graham Disclosure Schedule. For the avoidance of doubt, the obligations of the Berkshire Parties in this Section 6.06 relate only to Company Employees and not to any employee of the Company or any Subsidiary thereof hired after the Closing.

(b)  From and after the Closing, Berkshire Hathaway shall, or shall cause the Company (and any other Subsidiary of Berkshire Hathaway that will be providing benefits to Company Employees hereunder) to, recognize and credit service accrued by Company Employees with, or otherwise recognized for benefit plan purposes by, the Company, Graham and its Affiliates as of the Closing for purposes of eligibility to participate, vesting, and in connection with severance benefits and paid time off benefits, for purposes of benefit accrual, under any employee benefit plans and arrangements and employment-related entitlements provided, maintained or contributed for such Company Employee where service credit is relevant, to the same extent recognized by the Company, Graham and its Affiliates immediately prior to the Closing, in each case except to the extent such credit would result in duplication of benefits for the same period of service.

(c)  Without limiting the generality of Sections 6.06(a) and 6.06(b), the Company Employees shall cease all active participation in any Graham Benefit Plans effective as of the Closing.  No later than the Closing, Berkshire Hathaway shall, or shall cause one of its Subsidiaries to, have in effect welfare benefit plans that satisfy the requirements of Sections 6.06(a) and 6.06(b) (the “Berkshire Welfare Plans”).  Berkshire Hathaway or such designated Subsidiary (as applicable) shall, and shall cause its third party insurance providers to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively at work requirements with respect to participation and coverage requirements applicable to the Company Employees and their dependents under the Berkshire Welfare Plans to the extent waived under the applicable corresponding Graham Benefit Plan immediately prior to the Closing and (ii) recognize and provide each Company Employee and his or her eligible dependents with credit under the Berkshire Welfare Plans for any co-payments, deductibles and similar expenses paid under corresponding Graham Benefit Plans prior to the Closing in the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Berkshire Welfare Plans in which the Company Employees participate following the Closing.

(d)  Graham and its Affiliates (other than, following the Closing, the Company) shall be responsible in accordance with the Graham Benefit Plans that are welfare plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Closing by Station Employees and their dependents.  Berkshire Hathaway or its designated Subsidiary shall be responsible in accordance with the applicable Berkshire Welfare Plans for all reimbursement claims for expenses incurred, and for all non-reimbursement claims incurred, on or after the Closing by Company Employees and their dependents.  For purposes of this Section 6.06(d) a claim shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment or business travel accident benefits, upon the death, cessation of employment or other event giving rise to such benefits, and (ii) health, dental or prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies. Berkshire Hathaway or its designated Subsidiary shall be responsible for all valid claims for workers’ compensation benefits that are incurred after the Closing by Company Employees. For purposes of this Section 6.06(d), a workers’ compensation claim shall be deemed to be incurred upon the occurrence of the incident or event giving rise to a valid claim for such benefits. If the incident or event giving rise to a valid claim for workers’ compensation benefits occurs (for example, such as through the repetition of substantially similar physical actions) over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Graham and the Company and shall be equitably apportioned between Graham, on the one hand, and the Company, on the other hand, based upon the relative periods of time over which such incident or event transpired preceding and following the Closing.

(e)  From and after the Closing, Graham and its Affiliates shall retain all Liabilities under all Graham Benefit Plans that provide health, medical, life insurance or death benefits (whether or not insured) with respect to Station Employees or any of their beneficiaries, including Company Employees or any of their beneficiaries, after retirement of such Station Employees (other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law); provided, however, that for the avoidance of doubt, in no event shall any Company Employee who, as of the Closing, has not satisfied the eligibility criteria to receive benefits under the applicable Graham Benefit Plan described in this Section 6.06(e) become eligible to receive such benefits based on service with Berkshire Hathaway or any of its Affiliates (including the Company) following the Closing.

(f)   From and after the Closing, the Company shall be responsible for all obligations under the Company Employment Agreements, other than obligations constituting Liabilities reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b), as revised, if applicable, by the Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(c) or the final Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(f); provided, however, that Liabilities arising from any breach of any Company Employment Agreement by Graham or its Affiliates that occurred prior to the Closing or in connection with the consummation of the Transactions shall be retained by Graham and its Subsidiaries.

(g)  Effective as of the Closing, Berkshire Hathaway shall cause the Company (or another Subsidiary of Berkshire Hathaway) to establish or otherwise have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Berkshire 401(k) Plan”) that will provide benefits to Company Employees participating in one or more defined contribution plans of Graham or its Affiliates that include a cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “Graham 401(k) Plan”).  Each Company Employee participating in the Graham 401(k) Plan as of the Closing shall become a participant in the Berkshire 401(k) Plan as of the Closing.  The accounts of

Company Employees under the Graham 401(k) Plan shall be distributable according to the terms of the Graham 401(k) Plan. Berkshire Hathaway shall cause the Company, or such other designated Subsidiary, to cause the Berkshire 401(k) Plan to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Graham 401(k) Plan to Company Employees if such rollovers are elected in accordance with the terms of the Graham 401(k) Plan and applicable Law by such Company Employees, subject to each of Graham’s and Berkshire Hathaway’s reasonable satisfaction that the Graham 401(k) Plan or the Berkshire 401(k) Plan, as applicable, is in compliance with all applicable Laws, and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code, and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code. Graham and the Company, or such other designated Subsidiary of Berkshire Hathaway, shall cooperate with each other (and shall cause the trustees of the Graham 401(k) Plan and the Berkshire 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Berkshire 401(k) Plan. Upon completion of a direct rollover of a Company Employee’s account balances, as described in this Section 6.06, the Berkshire 401(k) Plan shall be solely responsible for the account balances transferred in such rollover. In the event any Company Employee does not elect to effect such rollover, Graham shall permit such Company Employee to retain such Company Employee’s account balances in the Graham 401(k) Plan.

(h)  Effective as of the Closing, Berkshire Hathaway shall cause the Company or another Subsidiary of Berkshire Hathaway to establish or otherwise have in effect a health flexible spending  arrangement and a dependent care flexible spending arrangement (collectively, the “Berkshire FSA Plan”) that will provide Company Employees participating in one or more health flexible spending arrangements and/or dependent care flexible spending arrangements of Graham or its Affiliates with the same level of coverage provided under the Graham FSA Plan as of the Closing (as applicable, the “Graham FSA Plan”).  Each Company Employee participating in the Graham FSA Plan as of the Closing shall become a participant in the Berkshire FSA Plan as of the Closing.  As soon as reasonably practicable following the Closing, Graham shall cause the Graham FSA Plan account balances of all Company Employees to be transferred to the Berkshire FSA Plan and Graham shall provide Berkshire Hathaway with a schedule of the amounts contributed to the Graham FSA Plan in respect of calendar year 2014 for each Company Employee as well as a schedule of all reimbursement of medical care expenses and/or dependent care expenses incurred by each Company Employee in respect of calendar year 2014.   Berkshire Hathaway shall cause the Company or such other designated Subsidiary to cause the Berkshire FSA Plan to accept the transfer of such Graham FSA Plan account balances.  Graham and the Company, or such other designated Subsidiary of Berkshire Hathaway, shall cooperate with each other (and shall cause the administrators of the Graham FSA Plan and the Berkshire FSA Plan to cooperate with each other) with respect to the transfer of the Graham FSA Plan account balances of Company Employees to the Berkshire FSA Plan.  Upon completion of the transfer of a Company Employee’s account balances, as described in this Section 6.06, the Berkshire FSA Plan shall be solely responsible for the reimbursement of unpaid medical and/or dependent care expenses incurred by Company Employees in respect of calendar year 2014 in accordance with the terms and conditions of the Berkshire FSA Plan.  To the extent the aggregate amount of reimbursements of medical care expenses paid to a Company Employee prior to Closing in respect of calendar year 2014 exceeds the aggregate pre-tax salary reductions in respect of calendar year 2014 for flexible health spending for such Company Employee as of the Closing (the “Excess Reimbursement”), Berkshire Hathaway shall cause the Company, or such other designated Subsidiary of Berkshire Hathaway, to transfer to Graham the pre-tax salary reductions (or a portion thereof) of such Company Employee made following the Closing as promptly as practicable after each such reduction is made until the aggregate amount of such post-Closing pre-tax salary reductions equals the Excess Reimbursement.

(i)  Notwithstanding any provision of this Agreement to the contrary, from and after the Closing, Berkshire Hathaway shall cause the Company or another designated Subsidiary of Berkshire Hathaway to assume, and be solely responsible for (i) any collective bargaining obligations insofar as they relate to Company Employees, including any effects bargaining obligations, and (ii) the Collective Bargaining Agreement insofar as it relates to Company Employees (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose).  As of the Closing Date, a designated Subsidiary of Berkshire Hathaway shall be the employer for purposes of such Collective Bargaining Agreement, and such Subsidiary shall have sole responsibility for all obligations, Liabilities and commitments arising under such Collective Bargaining Agreement.  From and after the Closing Date (other than as otherwise expressly provided in this Section 6.06), any employee benefit required to be provided in accordance with such Collective Bargaining Agreement pursuant to a Graham Benefit Plan shall instead be provided pursuant to an employee benefit plan maintained by a Subsidiary of Berkshire Hathaway.

(j)  Graham shall retain all Liabilities under any Graham Benefit Plan that is a defined benefit pension plan, including any such Graham Benefit Plan that is subject to Section 412 of the Code or Section 302 or Section IV of ERISA (a “Graham Qualified Plan”), in respect of benefits accrued thereunder by Company Employees or any other current or former employee of Graham and its Affiliates prior to the Closing Date and shall make payments to Company Employees with vested rights thereunder in accordance with the terms of such plan and applicable Law.  No Company Employee shall accrue any benefit under such plans in respect of service with Berkshire Hathaway or any of its Affiliates after the Closing Date.  No assets or Liabilities of any Graham Qualified Plan or any other Graham Benefit Plan that is a defined benefit pension plan shall be transferred to Berkshire Hathaway or any of its Affiliates (or to any retirement plan maintained by Berkshire Hathaway or any of its Affiliates).

(k)  This Section 6.06 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, is intended to confer upon any other individual (including but not limited to, for the avoidance of doubt, the Company Employees, any other Station Employees, or any other current or former directors, officers, employees, contractors or consultants of any of Graham or any of its Affiliates) any rights or remedies of any nature whatsoever under or by reason of this Section 6.06 or is intended to be, shall constitute or shall be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of the Company, Graham or any of its Affiliates. For the avoidance of doubt, the Berkshire Parties may, at their option, amend or cause to be amended any Company Benefit Plan in accordance with its terms or any compensation and benefits terms, or institute or cause to be instituted new compensation and benefits terms or Employee Benefit Plans, with respect to Company Employees following the termination of the Continuation Period.

(l)  Section 6.06(l) of the Graham Disclosure Schedule sets forth a list, as of the date of this Agreement, of the Station Employees that are expected to be Company Employees.  As soon as practicable following the date of this Agreement, Graham shall provide Berkshire Hathaway with each such Station Employee’s title, hire date, current salary, 2014 bonus opportunity (assuming that 2014 is at the budgeted level) and amount of monthly retirement benefits (or the actuarially equivalent amount, if applicable) under any Graham Benefit Plan that is a defined benefit pension plan (together with a description of the methodology with which Graham calculated the amount of such retirement benefits) for purposes of providing retirement benefits pursuant to Section 6.06(a)(iv).  Graham shall provide such updates of the foregoing information and, to the extent permitted by Law, such other data and information, as Berkshire Hathaway may reasonably request in order to accomplish the obligations set forth in this Section 6.06.  A final list of Company Employees shall be delivered on the last Business Day immediately preceding the Closing Date.

(m)  From and after the Closing, the Company shall honor the vacation entitlements that the Company Employees have earned or purchased in connection with their service as Station Employees, but have not yet taken, as of the Closing Date for the calendar year in which the Closing occurs.  For the avoidance of doubt, neither Graham nor any Graham Benefit Plan shall have any liability or make any payments with respect to such vacation entitlements after the Closing Date.

(n)  Graham and Berkshire Hathaway hereby agree to follow the alternative procedure for employment tax withholding and reporting as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34.  Accordingly, without limiting the foregoing and for purposes of clarity, following the close of business on the Closing Date, Berkshire Hathaway shall cause the Company or one of Berkshire Hathaway’s other Subsidiaries to furnish Forms W-2 to the Company Employees for the year in which the Closing occurs and to file corresponding Forms W-2 (Copy A) with the Social Security Administration for the year in which the Closing occurs, which, in each case, shall include wages paid, and taxes withheld, for the entire year, both prior to and following the Closing, in respect of the Company Employees.  For the avoidance of doubt, Graham will pay all wages payable to the Company Employees for the period through the Closing Date and the employer-paid  portion of the employment taxes with respect to such wages.

(o) Berkshire Hathaway or one of its Subsidiaries shall make payments to each Company Employee who is actively employed through December 31, 2014 who is entitled to an annual bonus under an annual bonus arrangement for 2014 covering such Company Employee (all such arrangements, collectively, the “2014 Bonus Arrangements”)

no later than March 15, 2015 based on performance of the Station and (prior to the Closing Date), WPLG, Miami, Florida, during all of 2014 and determined in accordance with the applicable 2014 Bonus Arrangements (such payments, in the aggregate, the “2014 Bonus”).  Within 10 Business Days of Graham receiving written notice from Berkshire Hathaway that the 2014 Bonus has been paid to applicable Company Employees, Graham or one of its Subsidiaries will make a cash payment to Berkshire Hathaway or one of its Subsidiaries in an amount equal to the sum of (i) the amount attributable to the 2014 Bonus that was eliminated pursuant to clause (2) of Section 2.01(b) in order to prepare the Post-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b) plus (ii) an amount equal to the employer-paid portion of the employment and payroll taxes that would have been payable by Graham or one of its Subsidiaries if Graham or such Subsidiary had paid the amount described in the preceding clause (i) to the Company Employees upon the Closing.   Graham and Berkshire Hathaway agree that (A) for U.S. Federal, state and local income and franchise tax purposes the amounts described in clauses (i) and (ii) of the immediately preceding sentence shall be deemed to be paid by Berkshire Hathaway or one of its Subsidiaries acting on behalf of Graham or one of its Subsidiaries and (B) Graham or one of its Subsidiaries rather than Berkshire Hathaway or one of its Subsidiaries shall be entitled to a tax deduction in respect of such amounts.  For the avoidance of doubt, Graham and Berkshire Hathaway further agree that, from and after the Closing, none of Graham or any of its Subsidiaries shall have any Liabilities to the Company Employees, Berkshire Hathaway or any of its Subsidiaries in respect of the 2014 Bonus Arrangements, other than for payment of the amounts set forth in clauses (i) and (ii) of this Section 6.06(o).

(p)  Notwithstanding anything to the contrary herein, neither the Company nor any of the Berkshire Parties will assume or have any responsibility for any Liabilities reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b), as revised, if applicable, by the Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(c) or the final Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(f).

SECTION 6.07.  Assignment of Certain Contracts.  Graham shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain, effective as of the Closing, all necessary consents to the Transactions in respect of the contracts listed on Section 6.07 of the Graham Disclosure Schedule, to the extent that such contracts apply to the Station, and Berkshire Hathaway shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist and cooperate in connection therewith.  Upon obtaining the necessary consents, Graham, the Company and their relevant respective Affiliates shall use commercially reasonable efforts to execute an assignment and assumption agreement to effect the transfer, the form of which agreement shall be reasonably acceptable to Graham and Berkshire Hathaway.  Nothing in this Section 6.07 shall require Graham, Berkshire Hathaway or any of their respective Affiliates to pay money or make any concessions in connection with obtaining such consents, other than the payment by Graham or any of its Affiliates of any monetary amounts arising solely in connection with (a) past due amounts under any such applicable contract that are not being contested in good faith and (b) payments expressly required pursuant to the terms and conditions of contracts as in effect on the date of this Agreement in connection with obtaining such consents thereunder. For the avoidance of doubt only, notwithstanding anything to the contrary in this Section 6.07, Graham and its Affiliates shall remain liable and responsible for all Liabilities reflected on the Pre-Adjustment Preliminary Closing Date Balance Sheet pursuant to Section 2.01(b), as revised, if applicable, by the Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(c) or the final Pre-Adjustment Closing Date Balance Sheet in accordance with Section 2.01(f).

SECTION 6.08.  Alternative Transactions.  Graham and the Company agree that prior to the Closing Date, neither Graham nor any of its Subsidiaries shall, and they shall cause their Representatives not to, directly or indirectly, (a) enter into any negotiations, discussions or agreements with any third parties, other than the Berkshire Parties and their Representatives, with respect to any transaction involving the sale, pledge, transfer or other disposition of any equity interest in the Station Subsidiary or the Company, as applicable, or any substantial portion of the assets of the Station, or (b) solicit, accept, approve or otherwise facilitate any proposals or offers from any third parties, other than the Berkshire Parties and their Representatives, with respect to any such transaction.  This Section 6.08 shall not in any way apply to or restrict any transaction relating to (i) Graham or any securities of Graham or (ii) any Subsidiary of Graham (other than the Company or the Station Subsidiary) or any securities of such Subsidiary, so long as such transaction does not prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

SECTION 6.09.  Notification of Certain Matters.  Prior to the Closing Date, each of Berkshire Hathaway and Graham shall promptly notify the other of the existence of any fact or the occurrence or non-occurrence of any event of which, in the case of Berkshire Hathaway, it has knowledge or, in the case of Graham, of which it or the Station Subsidiary has Knowledge, that causes or is reasonably likely to cause:

(a)  any of such party’s representations or warranties set forth in Article IV, Article V or the Tax Matters Agreement, as applicable, to be untrue or incorrect;

(b)  any of such party’s representations as set forth in the form of its Tax Representation Letter attached to the Tax Matters Agreement to be untrue or incorrect; or

(c)  any of such party’s or its Affiliates’ covenants, conditions or agreements hereunder or under the Tax Matters Agreement to fail to be satisfied in any material respect;

provided, in each case, that no such obligation to notify shall exist with respect to any such knowledge of facts or events that is obtained by a party pursuant to this Section 6.09.  No such notification shall be deemed to cure any breach of any representation or warranty made in this Agreement or the Tax Matters Agreement, or to be made in the Tax Representation Letters, or to update the Disclosure Schedules, or to constitute a waiver (whether express or implied) of any covenant, condition or agreement set forth in this Agreement or the Tax Matters Agreement.

SECTION 6.10.  Certain Financial Information.  Prior to the Closing Date, Graham shall, as soon as reasonably practicable following the availability thereof, provide the Berkshire Parties with a quarterly unaudited balance sheet and income statement, prepared in final form with respect to the Company, and a quarterly unaudited balance sheet and income statement prepared in final form with respect to the Station, for periods beginning on or after January 1, 2014, in each case prepared on the same basis as the unaudited WPLG Financial Statements.

SECTION 6.11.  Preliminary Transactions.  Graham shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to cause the Preliminary Transactions or, if applicable, a Substitute Transaction, to be completed no later than immediately prior to the Closing, in accordance with the terms and conditions set forth on Schedule 1 attached hereto.

SECTION 6.12.  Post-Closing Cooperation.  (a)  Graham and the Berkshire Parties shall use commercially reasonable efforts to cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of one year after the Closing to ensure the orderly transition of the Company from Graham to Berkshire Hathaway and to minimize any disruption to the Company and the other respective businesses of Graham, the Berkshire Parties and their respective Affiliates that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice, Graham and Berkshire Hathaway shall use commercially reasonable efforts to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, upon reasonable notice, to such books, records, contracts, documents or other information, or assistance, relating to the Station or the Company (to the extent within the control of such party) as is reasonably necessary for financial reporting, accounting matters or dispute resolution matters.

(b)  Each party shall reimburse the other for reasonable, out-of-pocket costs and expenses incurred in assisting the other party pursuant to this Section 6.12.  No party shall be required by this Section 6.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

SECTION 6.13.  Control Prior to Closing.  The parties acknowledge and agree that, for the purposes of the Communications Laws this Agreement and, without limitation, the covenants in Article VI, are not intended to and shall not be construed to transfer control of the Station or to give the Berkshire Parties any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations or any other matter relating to the Station prior to the Closing Date, and Graham and the Station Subsidiary shall have complete and exclusive control and supervision of the programming, operations, policies and all other matters relating to the Station up to the time of the Closing.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Matters.  Notwithstanding anything to the contrary in this Agreement, except as expressly provided in Sections 2.03, 4.12, 6.06, 6.09, Article VIII and Article IX and the Tax Matters Agreement, the parties’ sole and exclusive representations, warranties, agreements or other obligations (including indemnities) with respect to Tax matters, including the Tax consequences of the Transactions, shall be as set forth in the Tax Matters Agreement, and in the event of any conflict or inconsistency between any provision of this Agreement (other than Sections 2.03, 4.12, 6.06, 6.09, Article VIII and Article IX) and any provision of the Tax Matters Agreement, the applicable provision of the Tax Matters Agreement shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Mutual Conditions.  The respective obligations of each party hereto to consummate the Exchange will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent such condition may be waived by such party) in writing:

(a)  No Injunction.  No Law and no injunction or other order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory prohibition shall be in effect, in each case that would prevent the consummation of the Transactions.

(b)  Regulatory Approval.  (i) Any waiting period (and any extension thereof) applicable to consummation of the Transactions under the HSR Act shall have expired or been terminated and any approvals required under the HSR Act shall have been obtained and (ii) the FCC Consent shall have been granted and shall be in full force and effect.

(c)  Preliminary Transactions.  Either (a) the Preliminary Transactions shall have been completed, and the Parallel Exchange shall be consummated simultaneously with the Closing of the Exchange, or (b) a Substitute Transaction shall have been completed prior to or simultaneously with the Closing of the Exchange.

SECTION 8.02.  Conditions to the Berkshire Parties’ Obligations.  The obligations of the Berkshire Parties to consummate the Exchange are subject to the satisfaction or waiver of each of the following further conditions:

(a)  (i) The representations and warranties of Graham set forth in Sections 4.05(a) through (c) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), (ii) the representations and warranties of Graham set forth in Section 4.18 shall be true and correct (without regard to any materiality qualifications therein) in all material respects as of the Closing Date and (iii) the representations and warranties of Graham set forth in the remaining sections of Article IV of this Agreement and in Article VII of the Tax Matters Agreement shall be true and correct (without regard to any materiality or material adverse effect qualifications therein) as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except for breaches of representations and warranties referenced in this clause (iii) that, considered together with any breach under the Parallel Exchange Agreement in respect of the representations and warranties set forth in Schedule 1 attached hereto, would not be material as measured in relation to the transactions contemplated by this Agreement and the other Transaction Agreements, taken as a whole. The Berkshire Parties shall have received a certificate, dated the Closing Date, signed on behalf of Graham by an executive officer of Graham confirming the foregoing.

(b)  Each of Graham and each of its Subsidiaries that is a party to a Transaction Agreement shall have performed in all material respects each obligation and agreement to be performed by it pursuant to the Transaction Agreements at or prior to the Closing and shall have complied in all material respects with each covenant required by the Transaction Agreements to be performed or complied with by it at or prior to the Closing, and the Berkshire Parties shall have received a certificate, dated the Closing Date, signed on behalf of Graham by an executive officer of Graham to such effect.

(c)  Prior to or at the Closing, Graham shall have delivered to Berkshire Hathaway the items to be delivered pursuant to Section 2.03.

(d)  The Reorganization shall have been completed, and the Berkshire Parties shall have received a certificate, dated the Closing Date, signed on behalf of Graham by an executive officer of Graham to such effect.

(e)  Berkshire Hathaway shall have received the opinion from Munger referred to in clause (b) of the definition of Tax Opinions.

(f)  Graham will have procured, and will have caused its Subsidiaries to procure, the consents set forth on Section 8.02(f) of the Graham Disclosure Schedule.

SECTION 8.03.  Conditions to Graham’s Obligations.  The obligations of Graham and the Company to consummate the Exchange shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)  (i) The representations and warranties of the Berkshire Parties set forth in Article V shall be true and correct (without regard to any materiality or material adverse effect qualifications therein) as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except for breaches of representations and warranties that, considered together, would not be material as measured in relation to the transactions contemplated by this Agreement and the other Transaction Agreements, taken as a whole.  Graham shall have received a certificate, dated the Closing Date, signed on behalf of Berkshire Hathaway by an executive officer of Berkshire Hathaway confirming the foregoing.

(b)  Each Berkshire Party shall have performed in all material respects each obligation and agreement to be performed by it pursuant to the Transaction Agreements at or prior to the Closing, and shall have complied in all material respects with each covenant required by the Transaction Agreements to be performed or complied with by it at or prior to the Closing, and Graham shall have received a certificate, dated the Closing Date, signed on behalf of Berkshire Hathaway by an executive officer of Berkshire Hathaway to such effect.

(c)  Prior to or at the Closing, the Berkshire Parties shall have delivered to Graham the items to be delivered pursuant to Section 2.04.

(d)  Graham shall have received the opinion from Cravath referred to in clause (a) of the definition of Tax Opinions.

SECTION 8.04.  Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 6.03.

ARTICLE IX

TERMINATION; OPTION TO REQUIRE CONSUMMATION; REMEDIES

SECTION 9.01.  Termination.  This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)  by mutual written consent of Graham and Berkshire Hathaway;

(b)  by either Graham or Berkshire Hathaway upon delivery of a Termination Notice to the other if the Closing shall not have been consummated on or before October 10, 2014 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party if such party has committed an Actionable Breach;

(c)  by Berkshire Hathaway upon delivery of a Termination Notice to Graham if any of the conditions to the Closing set forth in Section 8.01 or 8.02 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Berkshire Hathaway; provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Berkshire Hathaway if Berkshire Hathaway has committed an Actionable Breach;

(d)  by Graham upon delivery of a Termination Notice to Berkshire Hathaway if any of the conditions to the Closing set forth in Section 8.01 or 8.03 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Graham; provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to Graham if Graham has committed an Actionable Breach;

(e)  by either Graham or Berkshire Hathaway upon delivery of a Termination Notice to the other if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the Transactions;

(f)  by either Graham or Berkshire Hathaway upon delivery of a Termination Notice to the other if, on the day on which the Closing is intended to occur pursuant to Section 2.02, the Closing Price of a share of Berkshire Hathaway Class A common stock is less than $120,000 or the VWAP of a G Share is less than $500;

(g)  by either Graham or Berkshire Hathaway upon delivery of a Termination Notice to the other if, on the day on which the Closing is intended to occur pursuant to Section 2.02, the Specified Station Value is less than $345.8 million; or

(h)  by either Graham or Berkshire Hathaway upon delivery of a Termination Notice to the other if either Cravath or Munger, respectively, has confirmed that it will be unable to deliver a Tax Opinion; provided that the right to terminate this Agreement under this Section 9.01(h) shall not be available to a party if such party has committed an Actionable Breach.

SECTION 9.02.  Effect of Termination.  Subject to Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement, except for the provisions of Sections 6.04, 9.03, 11.02, 11.05, 11.06, 11.08, 11.09, 11.10, 11.16 and this Section 9.02, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders.

SECTION 9.03.  Right to Pursue Remedies; Exclusive Remedies.

(a)  Except as otherwise provided in this Section 9.03 and Article X, no party shall have the right to pursue remedies under this Agreement, the Tax Matters Agreement or the Tax Representation Letters.

(b)  If Graham shall have committed an Actionable Breach, then (i) Berkshire Hathaway shall have the right to pursue all available remedies with respect to such Actionable Breach and (ii) such right shall survive the Closing or any termination of this Agreement pursuant to Section 9.01 unimpaired.

(c)  If a Berkshire Party shall have committed an Actionable Breach, then (i) Graham shall have the right to pursue all available remedies with respect to such Actionable Breach and (ii) such right shall survive the Closing or any termination of this Agreement pursuant to Section 9.01 unimpaired.

(d)  Without limiting a party’s remedies pursuant to Section 2.01, the Tax Matters Agreement or the other Transaction Agreements, following the Closing, except as provided in Section 9.03(b) or (c) or in the case of matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Article X shall be pursuant to the indemnification provisions set forth in Article X.

(e)  Following the Closing, except as provided in Section 9.03(b) or (c) or in the case of matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the parties shall have the indemnification rights set forth in the Tax Matters Agreement, and such rights shall be the parties’ sole and exclusive remedy with respect to any and all matters addressed in the Tax Matters Agreement.  For the avoidance of doubt, any matters addressed in Sections 4.12 and 6.06 are not addressed in the Tax Matters Agreement.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.  Survival.  The covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Survival End Date (other than the covenants and agreements contained in Sections 6.08 and 6.09, which shall expire on the Closing Date).  The representations and warranties contained in Sections 4.03, 4.04, 4.06, 4.07 through 4.16, 5.04 and 5.05 shall survive the Closing and continue in full force and effect until the one-year anniversary of the Closing Date (the “Survival End Date”).  The representations and warranties contained in Sections 4.01, 4.02, 4.05(a) through (c), 4.17, 4.18, 5.01, 5.02, 5.03 and 5.06 shall survive in perpetuity with respect only to the matters addressed therein.  For purposes of this Article X, the representations and warranties contained in Sections 4.01, 4.02, 4.05(a) through (c) and 4.17 shall be referred to, collectively, as the “Graham Specified Representations”, and the representations and warranties contained in Sections 5.01, 5.02, 5.03 and 5.06 shall be referred to, collectively, as the “Berkshire Specified Representations”.  Notwithstanding the foregoing, if notice of a claim has been given in accordance with Section 10.02(c) prior to (a) with respect to a representation or warranty, the expiration, if any, of such representation or warranty, (b) with respect to a covenant or agreement to be performed on or prior to the Closing, the Survival End Date (other than the covenants and agreements contained in Sections 6.08 and 6.09, which shall expire on the Closing Date) or (c) with respect to a covenant or agreement to be performed after the Closing, the one-year anniversary of the date on which such covenant or agreement is to be performed, then such representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

SECTION 10.02.  General Indemnification.  (a)  By Graham.  From and after the Closing, Graham shall indemnify, save and hold harmless the Berkshire Parties and their Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Berkshire Indemnified Parties”) from and against any and all Damages suffered or incurred by any such party to the extent arising out of or resulting from, without duplication: (i) the breach of any representations and warranties in this Agreement of Graham without giving any effect to any materiality or material adverse effect qualifications therein, (ii) the breach of any covenant or agreement in this Agreement to be performed by Graham or the breach of any covenant or agreement in this Agreement to be performed by the Company or, if not the Company, the Station Subsidiary on or prior to the Closing (other than a breach of Section 6.09), or (iii) the failure by Graham or its Affiliates to pay or perform the Excluded Liabilities on a timely basis; provided that, Graham shall not have any obligation hereunder with respect to any breach set forth in (i) or (ii) above unless the Berkshire Indemnified Parties have made a claim for indemnification pursuant to Section 10.02(c) (x) with respect to a breach of a representation and warranty, prior to the expiration, if any, of such representation or warranty as set forth in Section 10.01, (y) with respect to a breach of a covenant or agreement to be performed on or prior to the Closing, prior to the Survival End Date (other than the covenants and agreements set forth in Section 6.08, which shall expire on the Closing Date), and (z) with respect to a breach of a covenant or agreement to be performed after the Closing, during the one-year period immediately following the date on which such covenant or agreement is to be performed.

(b)  By the Berkshire Parties.  From and after the Closing, the Berkshire Securityholders, severally, and Berkshire Hathaway, on behalf of itself and the Berkshire Securityholders, shall indemnify, save and hold harmless Graham and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Graham Indemnified Parties”) from and against any and all Damages suffered or incurred by any such party to the extent arising out of or resulting from, without duplication: (i) with respect to a Berkshire Securityholder, the breach of any representations and warranties in this Agreement of such Berkshire Securityholder, and with respect to Berkshire Hathaway, the breach of any representations and warranties in this Agreement of the Berkshire Parties, in each case without giving any effect to any materiality or material adverse effect qualifications therein, (ii) with respect to a Berkshire Securityholder, the breach of any covenant or agreement of this Agreement by such Berkshire Securityholder, and with respect to Berkshire Hathaway, the breach of any covenant or agreement of this Agreement by the Berkshire Parties or to be performed by the Company after the Closing (other than a breach of Section 6.09) or (iii) any Liabilities of the Station described in clause (h) of the definition of “Station” and not excluded pursuant to the proviso at the end of such definition (the “Included Liabilities”); provided that, no Berkshire Party shall have any obligation hereunder with respect to any breach set forth in (i) or (ii) above unless the Graham Indemnified Parties have made a claim for indemnification pursuant to Section 10.02(c) (x) with respect to a breach of a representation and warranty, prior to the expiration of such representation or warranty as set forth in Section 10.01, (y) with respect to a breach of a covenant or agreement to be performed at or prior to the Closing, prior to the Survival End Date and (z) with respect to a breach of a covenant or agreement to be performed after the Closing, during the one-year period immediately following the date on which such covenant or agreement is to be performed.

(c) Procedure. Any party seeking indemnification under this Section 10.02 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.02.  The liability of an Indemnifying Party under this Section 10.02 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.02 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 20 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.02, except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided further that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Legal Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel).  If the Indemnifying Party shall not promptly assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate; provided, however, that it shall act reasonably and in good faith and shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

(d)  Definition of Damages.  The term “Damages” means any actual costs, losses, Taxes, liabilities, obligations, damages, deficiencies, claims, demands and expenses (whether or not arising out of a Third Party Claim), including reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing.  Notwithstanding any provision herein, Damages shall not include any (i) special, indirect or punitive damages, or (ii) any damages that are not the natural and reasonably foreseeable consequence of the relevant breach, unless, in the case of each of clauses (i) and (ii), such damages are paid in connection with a Third Party Claim.

(e)  Payment for indemnification obligations arising under this Section 10.02 shall be subject to the limitations set forth in Section 10.03.

SECTION 10.03.  Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)  no amount shall be payable by Graham pursuant to Section 10.02(a)(i) (i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to (x) Section 10.02(a)(i) and (y) the Parallel Exchange Agreement in respect of a breach of the representations and warranties set forth in Schedule 1 attached hereto exceeds $3,640,000 (the “Graham Basket”), and then only for the amount by which such Damages exceed such threshold amount, and (ii) unless the applicable claim for Damages (together with any related claims) exceeds $75,000; provided that, such restrictions shall not apply to Damages resulting from or arising out of the breach of the Graham Specified Representations, which breaches shall be indemnified against in their entirety, subject to the Indemnification Cap (and shall not count for purposes of determining whether Damages have exceeded the Graham Basket);

(b)  no amount shall be payable by the Berkshire Parties pursuant to Section 10.02(b)(i) (i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.02(b)(i) exceeds $3,640,000 (the “Berkshire Basket”), and then only for the amount by which such Damages exceed such threshold amount and (ii) unless the applicable claim for Damages exceeds $75,000; provided that, such restrictions shall not apply to Damages resulting from or arising out of the breach of the Berkshire Specified Representations, which breaches shall be indemnified against in their entirety, subject to the Indemnification Cap (and shall not count for purposes of determining whether Damages have exceeded the Berkshire Basket);

(c)  the maximum aggregate amount of Damages for which indemnity may be recovered by the Berkshire Indemnified Parties pursuant to Section 10.02(a)(i) shall be an amount equal to $36,400,000; provided that, the above maximum cap amount shall not apply to Damages resulting from or arising out of the breach of the Graham Specified Representations or Section 4.18 (provided that any claim for Damages under the Transition Services Agreement shall be made solely under the Transition Services Agreement), which breaches, together with any breaches under the Parallel Exchange Agreement in respect of the representations and warranties set forth in Schedule 1 attached hereto, shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the maximum aggregate amount set forth above), subject to a maximum aggregate amount equal to $364,000,000 (the “Indemnification Cap”);

(d)  the maximum aggregate amount of Damages for which indemnity may be recovered by the Graham Indemnified Parties pursuant to Section 10.02(b)(i) shall be an amount equal to $36,400,000; provided that, the above maximum cap amount shall not apply to Damages resulting from or arising out of the breach of the Berkshire Specified Representations, which breaches shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the maximum aggregate amount set forth above), subject to the Indemnification Cap;

(e)  it is understood that, to the extent the Value Shortfall is increased by the amount by which the Specified Station Value is less than $364 million, the amount of such difference shall be treated solely as an increase in the Value Shortfall and no indemnification pursuant to this Article X shall be provided therefor or in respect of any cause thereof; and

(f)  in the event that any Berkshire Party indemnifies any Graham Indemnified Party for Included Liabilities arising out of or related to a Legal Proceeding, any Damages, penalties or sanctions awarded and paid to such Graham Indemnified Party arising out of claims, causes of action, and choses in action (asserted or unasserted) or motions (such as motions for sanctions) for the benefit of such Graham Indemnified Party and relating to such Legal Proceeding will be paid over by such Graham Indemnified Party to a Berkshire Party designated in writing by Berkshire Hathaway.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.  Further Assurances.  (a)  From time to time after the Closing Date, each party hereto will use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and will use its commercially reasonable efforts to execute and deliver, or will use its commercially reasonable efforts to obtain, all such other agreements, certificates, consents, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions.  If and to the extent it is determined that, following the Closing, Graham or any of its Affiliates owns, controls or otherwise holds any assets that were to be conveyed to the Company in the Reorganization, Graham will promptly notify Berkshire Hathaway thereof in writing and provide Berkshire Hathaway with all information, files and books and records materially pertaining to such assets, and will promptly take (or cause to be taken) any and all actions, obtain any and all consents, and execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to the Company all instruments of conveyance and transfer as Berkshire Hathaway reasonably deems necessary or desirable to evidence and/or effectuate the transfer to the Company of all of the right, title and interest of Graham or such Affiliate(s) in and to such assets, free and clear of any Liens.

(b)  From time to time after the Closing Date, in order to assist in facilitating the separation, integration and operation of the Station, Graham shall, and shall cause its Subsidiaries to, upon reasonable notice during normal business hours, reasonably cooperate with, and provide information upon request to, the Berkshire Parties, the Company and their Representatives in respect of matters relating to the financial, accounting, human resources and legal support services previously provided to the Station by Graham or its Subsidiaries (other than, prior to the Closing, the Company); provided that, to the extent any Information provided pursuant to this Section 11.01(b) does not relate primarily to the Station, Berkshire Hathaway, on behalf of itself, its Affiliates and its Representatives agrees to keep such Information in strict confidence in accordance with the terms of Section 6.04, mutatis mutandis, as if the restrictions set forth in Section 6.04 continued until the second anniversary of the Closing Date.

SECTION 11.02.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

If to any of the Berkshire Parties, to:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska 68131
Attention:  Chief Financial Officer
Facsimile:  (402) 346-3375

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071
Attention:  Robert E. Denham
Facsimile:  (213) 687-3702

If to Graham or the Company, to:

Graham Holdings Company
1150 15th St., N.W.
Washington, D.C. 20071
Attention:  Veronica Dillon
Facsimile:  (202) 334-1031

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Eric L. Schiele
Facsimile:  (212) 474-3700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5:00 P.M. on a Business Day, otherwise on the next Business Day, or (ii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

SECTION 11.03.  No Third-Party Beneficiaries.  This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

SECTION 11.04.  Enforcement.  The parties hereto agree that prior to the Closing, money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them prior to the Closing, each of them shall, prior to the Closing, be entitled to the fullest extent permitted by Law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without bond or other security being required.

SECTION 11.05.  Amendments; Waivers.

(a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

SECTION 11.06.  Expenses.  Regardless of whether the Transactions are consummated, except as otherwise expressly provided herein, and except for the filing fee under the HSR Act, which shall be borne equally by Berkshire Hathaway and Graham, each of the parties hereto shall pay its own expenses incident to this Agreement, the other Transaction Agreements and the consummation of the Transactions (including legal fees and filing fees).

SECTION 11.07.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  None of the parties hereto shall be permitted to assign its rights or obligations under this Agreement to any Person without the prior written consent of the other parties hereto.

SECTION 11.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 11.09.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions will be brought exclusively in the state courts of the State of New York located in New York, New York, or in the U.S. federal courts located in the State of New York.  Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

SECTION 11.10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 11.11.  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be considered the same agreement.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 11.12. Interpretation. When a reference is made in this Agreement to Schedules, Articles or Sections, such reference shall be to a Schedule,

Article or Section to this Agreement unless otherwise indicated. The words “include,” “includes,” “included” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “close of business” shall be deemed to mean 5:00 P.M., New York City time, on the date specified. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. An accounting term not otherwise defined herein, or qualified by the context in which it is used, has the meaning assigned to it in accordance with GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and to the masculine as well as to the feminine and neuter genders of such terms. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

SECTION 11.13.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 11.14.  Disclosure Schedules.  When a reference is made in this Agreement to a party’s Disclosure Schedule, such reference shall be to the Disclosure Schedule delivered or deemed delivered herewith on the date of this Agreement by the appropriate party, and not to any supplement to, or change or modification of, such Disclosure Schedule.  The information set forth in one section of a Disclosure Schedule will be deemed to be included in all other relevant sections of such Disclosure Schedule to the extent that the relevancy of such information to such other sections of the Disclosure Schedule is readily apparent from the information so disclosed.

SECTION 11.15.  Entire Agreement.  This Agreement (including the Schedules attached hereto or delivered in connection herewith) and the other Transaction Agreements constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and all written or oral agreements (including that certain letter agreement, dated March 24, 2014, by and between Berkshire Hathaway and Graham), representations, warranties or covenants previously existing between the parties with respect to such subject matter are cancelled and are not part of this Agreement or the other Transaction Agreements.

SECTION 11.16. Publicity; Public Announcements. Graham and Berkshire Hathaway will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of execution hereof announcing the execution of this Agreement and, if the parties so agree, the other Transaction Agreements. Each of Graham and Berkshire Hathaway agrees not to, and to cause each of their respective Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement, the other Transaction Agreements or the Transactions without the prior written consent of the other, except, if, in the reasonable judgment of the party seeking to disclose, such release or statement is required by applicable Law (including the rules and regulations of the SEC and any other Governmental Authority having competent jurisdiction over such party) or by any securities exchange or association on which such Person’s securities are listed or traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) and thereafter the party required to make the release or announcement is permitted to make such release or announcement.

SECTION 11.17.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.18.  No Strict Construction.  Each party hereto acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BERKSHIRE HATHAWAY INC.,

by	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Senior Vice President

NATIONAL INDEMNITY COMPANY,

by	/s/ Donald F. Wurster
Name: Donald F. Wurster
Title: President

NATIONAL FIRE & MARINE INSURANCE COMPANY,

by	/s/ Donald F. Wurster
Name: Donald F. Wurster
Title: President

BERKSHIRE HATHAWAY HOMESTATE INSURANCE COMPANY,

by	/s/ Donald F. Wurster
Name: Donald F. Wurster
Title: President

GRAHAM HOLDINGS COMPANY,

by	/s/ Donald E. Graham
Name: Donald E. Graham
Title: Chief Executive Officer

MIAMI STATION SPLIT CO.

by	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Treasurer